SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW MCCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              KENNETH B. FORREST
              ERIC M. ROTH
              MARC WOLINSKY
              MEIR FEDER
              SCOTT L. BLACK
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Defendants-Counterclaimants

                                 UNITED STATES DISTRICT COURT

                                      DISTRICT OF NEVADA

              ITT CORPORATION, et al.,           )
                                                 )
                      Plaintiffs,                )
                                                 )  CV-S-97-00893-PMP (RLH)
                      -vs-                       )
                                                 )  HILTON'S MOTION FOR INJUNC-
              HILTON HOTELS CORPORATION and      )  TIVE AND DECLARATORY RELIEF
              HLT CORPORATION,                   )
                                                 )
                      Defendants.                )  MEMORANDUM OF POINTS AND
                                                 )  AUTHORITIES IN SUPPORT OF
              HILTON HOTELS CORPORATION and      )  MOTION FOR INJUNCTIVE AND
              HLT CORPORATION,                   )  DECLARATORY RELIEF AND IN
                                                 )  OPPOSITION TO ITT'S REQUEST
                      Counterclaimants,          )  FOR DECLARATORY RELIEF
                                                 )
                      -vs-                       )  DECLARATIONS OF STEPHEN F.
                                                 )  BOLLENBACH, PROFESSOR
              ITT CORPORATION, BETTE B.          )  DANIEL FISCHEL AND KENNETH
              ANDERSON, RAND V. ARASKOG,         )  MOELIS, AFFIDAVITS OF DANIEL
              NOLAN D. ARCHIBALD, ROBERT A.      )  H. BURCH, PROFESSOR BERNARD
              BOWMAN, ROBERT A. BURNETT,         )  WOLFMAN AND BERNARD W.
              PAUL G. KIRK, JR., EDWARD C.       )  NUSSBAUM AND EXHIBITS
              MEYER, BENJAMIN F. PAYTON,         )  THERETO
              VIN WEBER and MARGITA E. WHITE,    )
                                                 )  ORAL ARGUMENT REQUESTED
                                                 )
                      Counterclaim Defendants.   )

                        MOTION FOR INJUNCTIVE AND DECLARATORY RELIEF

                        Pursuant to Rules 57 and 65 of the Federal Rules of

              Civil Procedure, defendants-counterclaim plaintiffs Hilton

              Hotels Corporation ("Hilton") and HLT Corporation ("HLT")

              hereby move this Court for an order:  (a) preliminarily and permanently enjoining plaintiffs from proceeding with their

              Comprehensive Plan with respect to ITT Corporation ("ITT");

              (b) declaring that by adopting the Comprehensive Plan, the ITT directors breached their fiduciary duties to ITT and its

              shareholders; (c) declaring that ITT may not implement its

              Comprehensive Plan without obtaining a shareholder vote; and

              (d) requiring ITT to conduct its 1997 annual meeting for the election of directors by no later than November 14, 1997.

                        This motion is based upon the accompanying Memorandum

              of Points and Authorities, the declarations of Hilton's

              President and Chief Executive Officer, Stephen F. Bollenbach

              ("Bollenbach Dec."), University of Chicago Law School

              Professor, Daniel Fischel ("Fischel Dec."), and Donaldson,

              Lufkin & Jenrette Securities Corporation Managing Director,

              Kenneth Moelis ("Moelis Dec."), and the affidavits of Mackenzie

              Partners, Inc. President, Daniel H. Burch ("Burch Aff."),

              Harvard University Law School Professor, Bernard Wolfman

              ("Wolfman Aff.") and Bernard W. Nussbaum ("Nussbaum Aff."),

              matters of which the Court may take judicial notice, including the Court's own file in this matter and the file in Hilton

              Hotels Corp. v. ITT Corporation, CV-S-97-00095-PMP (RLH), and

              arguments and other evidence that may be presented prior to the decision on this Motion.






                   RESPECTFULLY SUBMITTED this 25th day of August, 1997.


                                            WACHTELL, LIPTON, ROSEN & KATZ




                                            By: /s/ Eric M. Roth
                                               BERNARD W. NUSSBAUM
                                               KENNETH FORREST
                                               ERIC M. ROTH
                                               MARC WOLINSKY
                                               MEIR FEDER
                                               SCOTT L. BLACK
                                               51 West 52nd Street
                                               New York, New York  10019

                                            STEVE MORRIS
                                            KRISTINA PICKERING
                                            MATTHEW MCCAUGHEY
                                            SCHRECK MORRIS
                                            1200 Bank of America Plaza
                                            300 South Fourth Street
                                            Las Vegas, Nevada  89101

                                            Attorneys for Defendants-
                                            Counterclaim Plaintiffs
                                            HILTON HOTELS CORPORATION
                                            and HLT CORPORATION









                                     TABLE OF CONTENTS


                                                                         Page

              I.     INTRODUCTION.....................................      1

              II.    STATEMENT OF FACTS...............................      5

                     A.   ITT.........................................      5

                     B.   Hilton's Offer and ITT's Response...........      5

                     C.   ITT's Entrenchment Tactics..................      7

                     D.   The Meeting Motion..........................      8

                     E.   ITT's "Comprehensive Plan" to Disenfranchise
                          Its Shareholders............................      9

                     F.   The Entrenchment Devices Embedded in the
                          Comprehensive Plan..........................     12

                     F.   Hilton's $70 Offer..........................     14

              ARGUMENT................................................     16

              III.    ITT'S COMPREHENSIVE PLAN UNLAWFULLY INTERFERES
                     WITH SHAREHOLDER VOTING..........................     16

              IV.    NEVADA LAW REQUIRES A SHAREHOLDER VOTE ON
                     THE PLAN.........................................     20

              V.     THE COMPREHENSIVE PLAN IS A SELF-INTERESTED
                     TRANSACTION AND THE ITT DIRECTORS CANNOT
                     SHOW THAT THEIR PLAN IS FAIR TO ITT
                     AND ITS SHAREHOLDERS.............................     22

              VI.    THE ITT DIRECTORS CANNOT SHOW THAT THE
                     COMPRENEHSIVE PLAN IS A REASONABLE RESPONSE
                     TO THE  HILTON BID...............................     24

              VII.   THE ITT DIRECTORS HAVE BREACHED THEIR FIDUCIARY
                     DUTIES UNDER REVLON..............................     27

              VIII.  HILTON AND THE ITT SHAREHOLDERS WILL SUFFER
                     IRREPARABLE INJURY IN THE ABSENCE OF INJUNCTIVE
                     RELIEF...........................................     29

              IX.    CONCLUSION.......................................     32






                                     TABLE OF AUTHORITIES


              Cases                                                  Page

              A. Copeland Enter. Inc. v. Guste,
                706 F. Supp. 1283 (W.D. Tex. 1989).................. 24

              AC Acquisitions Corp. v. Anderson, Clayton & Co.,
                519 A.2d 103 (Del. Ch. 1986)........................ 27

              AHI Metnall, L.P. v. J.C. Nichols Co., 891 F.
                Supp. 1352 (W.D. Mo. 1995).......................... 25, 30

              Amanda Acquisition Corp. v. Universal Foods Corp.,
                708 F. Supp. 984 (E.D. Wis.), aff'd, 877 F.2d 496
                (7th Cir. 1989)..................................... 25

              Bayberry Assocs. v. Jones, 783 S.W.2d 553
                (Tenn. 1990)........................................ 28

              Beztak Co. v. Bank One Columbus, N.A., 811 F.
                Supp. 274 (E.D. Mich. 1992)......................... 30

              Black & Decker Corp. v. American Standard, Inc.,
                682 F. Supp. 772 (D. Del. 1988)..................... 31

              Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651
                (Del. Ch. 1988)..................................... 18, 20n*,
                                                                     24

              Brooks v. Dewar, 106 P.2d 755 (Nev. 1940),
                rev'd on other grounds, 313 U.S. 354 (1941)......... 21

              Cede & Co. v. Technicolor, Inc., 634 A.2d 345
                (Del. 1993)......................................... 23

              Cottle v. Storer Communications, Inc., 849 F.2d
                570 (11th Cir. 1988)................................ 28

              Dan River, Inc. v. Icahn, 701 F.2d 278 (4th
                Cir. 1983).......................................... 30

              Drobbin v. Nicolet Instrument Corp., 631 F. Supp.
                860 (S.D.N.Y. 1986)................................. 23

              Dynamics Corp. v. CTS Corp., 794 F.2d 250
                (7th Cir. 1986), rev'd on other grounds,
                481 U.S. 69 (1987).................................. 25

              Edelman v. Freuhauf Corp., 798 F.2d 882
                (6th Cir. 1986)..................................... 28

              Electronic Specialty Co. v. International Controls
                Corp., 409 F.2d 937 (2d Cir. 1969).................. 31






              ER Holdings, Inc. v. Norton Co., 735 F. Supp.
                1094 (D. Mass. 1990)................................ 30

              Ferro v. Bargo Min. & Mill Co.,
                140 P. 527 (Nev. 1914).............................. 21

              Foster v. Arata, 325 P.2d 759 (1958).................. 22

              Grand Metropolitan Public Ltd. v. Pillsbury Co.,
                558 A.2d 1049 (Del. Ch. 1988)....................... 27, 31

              Hanson Trust v. ML SCM Acquisition, Inc., 781 F.2d 264
                (2d Cir. 1986)...................................... 31

              Hilton Hotels Corp. v. ITT Corp., 962 F. Supp.
                1309 (D. Nev.), aff'd, 1997 WL 345963 (9th Cir.
                June 19, 1997)...................................... 2, 16

              Horwitz v. Southwest Forest Indus., Inc.,
                604 F. Supp. 1130 (D. Nev. 1985) ................... 22, 23, 24

              Hyde Park Partners, L.P. v. Connolly, 839 F.2d
                837 (1st Cir. 1988) ................................ 30

              IBS Financial Corp. v. Seidman & Associates,
                954 F. Supp. 980 (D.N.J. 1997) ..................... 20n*

              In re C-T of Virginia, Inc., 958 F.2d 606
                (4th Cir. 1992) .................................... 28

              International Banknote Co. v. Muller,
                713 F. Supp. 612 (S.D.N.Y. 1989) ................... 24, 30

              International Ins. Co. v. Johns, 874 F.2d 1447
                (11th Cir. 1989).................................... 25

              Kahn v. Sprouse, 842 F. Supp. 423 (D. Or. 1993)....... 25

              Kansas City Power & Light Co. v. Western
                Resources, Inc., 939 F. Supp. 688 (W.D. Mo. 1996)... 20-21

              Koppers Co. v. American Express Co.,
                689 F. Supp. 1371 (W.D. Pa. 1988)................... 31

              Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261
                (Del. 1989)......................................... 27n*, 31

              Norfolk Southern Corp. v. Conrail, Inc.,
                C.A. No. 96-7167 (D. Pa. Nov. 19, 1996)............. 28n*

              NCR Corp. v. AT&T, 761 F. Supp. 475 (S.D. Ohio 1991).. 4, 17,
                                                                     20n*, 27,
                                                                     30, 31









              Paramount Communications Inc. v. QVC Network Inc.,
                637 A.2d 34, (Del. 1994)............................ 28, 31

              Plaza Sec. Co. v. Fruehauf Corp., 643 F. Supp. 1535
                (E.D. Mich. 1986)................................... 25

              Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc.,
                506 A.2d 173 (Del. 1985)............................ 4, 27, 28,
                                                                     29

              Shoen v. Amerco, 885 F. Supp. 1332 (D. Nev. 1994),
                vacated by stipulation, (D. Nev. Feb. 9, 1995)...... 2, 3, 4,
                                                                     16,
                                                                     17-18, 30

              Shoen v. Shoen, 167 Ariz. 58, 804 P.2d 787
                (Ariz. Ct. App. 1990)............................... 23

              Unitrin, Inc. v. American General Corp.,
                651 A.2d 1361 (Del. 1995) .......................... 25, 26-27

              Unocal Corp. v. Mesa Petroleum Co.,
                493 A.2d 946 (Del. 1985) ........................... 4, 25

              Welfare Div. v. Washoe County Welfare Dep't,
                88 Nev. 635, 503 P.2d 457 (Nev. 1972) .............. 21

              Other Authorities

              15 Pa. Com. Stat. Ann. SectionSection 1715 et seq. (1995)
                28n*

              K.P. Bishop, Nevada Corporation Law and Practice,
                Section 10.2 (1993) ................................ 21

              Model Business Corp. Act Section 10.02 (1996) ........ 21

              NRS 78.138............................................ 25n*, 28n*

              NRS 78.215............................................ 20

              NRS 78.330............................................ 32

              NRS 78.390............................................ 19, 20, 21





                             MEMORANDUM OF POINTS AND AUTHORITIES


              I.   INTRODUCTION

                        In a March 13 memorandum, ITT told this Court that

              the reason it was delaying its annual meeting to November was to give ITT shareholders time to make "a more informed decision as to the real value of both ITT and the Hilton transaction";

              that the delay would "enable the ITT Board to provide the

              stockholders with more information than they would otherwise receive if the meeting were held in May."  William Crane, ITT's proxy solicitor, echoed this.  He swore that "holding the

              annual meeting later than May would . . . benefit the stock-

              holders' decision making process."  These homilies to share-

              holder democracy have proven to be deceptive.  ITT and its directors have not used the six months between May and November to put the shareholders in a better position to make an in-

              formed decision between Hilton's slate of nominees and ITT's incumbent directors.  They have instead used that time to make sure that the shareholders never get a chance to make that choice.

                        The centerpiece of ITT's defensive strategy is a plan

              to put ITT's hotels and gaming operations -- representing 93%

              of the assets and 87% of the revenues of the company -- into a new Nevada subsidiary and spin that subsidiary off to ITT

              shareholders.  ITT intends to effect this spin-off without a shareholder vote and to consummate it before November 14, i.e.,

              before ITT is required to hold its annual meeting.  The "new"

              company will have the same senior management as the current

              ITT, the same board of directors as the current ITT, and the same name as the current ITT.  Unlike the current ITT, however,

              this "new" ITT will have a "staggered board" -- only one-third of the directors will stand for election at each annual

              meeting.  And unlike the current ITT, if Hilton seeks to

              acquire the "new" ITT, Hilton will subject itself to a

              potential $1.26 billion tax liability -- a "tax poison pill"

              that makes it impossible for Hilton to proceed with its bid.

              The result is that if the plan is consummated, ITT's current management and board will be insulated from



              Hilton's challenge to their continued dominion.  ITT

              shareholders will never have a chance to vote for the Hilton slate and bid.

                        This egregious attempt by the ITT incumbents to

              undermine corporate democracy and entrench themselves should be stopped dead in its tracks.  As this Court recognized in its

              April 21 decision, "'interference with shareholder voting is an especially serious matter, not to be left to the directors'

              business judgment, precisely because it undercuts a primary justification for allowing directors to rely on their judgment in almost every other context.'"  Hilton Hotels Corp. v. ITT

              Corp., 962 F. Supp. 1309, 1310 (D. Nev.), aff'd, 1997 WL 345963

              (9th Cir. June 19, 1997), quoting Shoen v. Amerco, 885 F. Supp.

              1332, 1340 (D. Nev. 1994), vacated by stipulation, (D. Nev.

              Feb. 9, 1995).  There can be no doubt that the ITT board's actions here would interfere with shareholder voting.  The ITT shareholders today have the right to turn the incumbent direc-

              tors out of office at the company's 1997 annual meeting and elect a slate that supports Hilton's bid.  They also have the right to vote on whether to adopt a charter amendment to

              stagger the election of ITT's directors.  These rights are be-

              ing taken away from them by incumbents who have broken faith with this Court.  The incumbents are attempting to sidestep the electoral process by voting themselves into multi-year terms of office.  They have created a plan to assure that the ITT

              shareholders -- who last voted for directors in May 1996 --

              cannot replace a majority of the incumbents until May 1999.

              And, incredibly, the incumbents are seeking to impose a

              $1.26 billion "poll tax" on the shareholders' right to replace them with Hilton's nominees -- in order to make sure that the shareholders never get the opportunity to replace the incum-

              bents with Hilton's slate.

                        As this Court's prior opinion makes clear, a board

              that seeks to interfere with the shareholder franchise must demonstrate a compelling justification for its actions.  The incumbents cannot carry this burden.  There was no need to structure the transaction as a spin-off of hotels and gaming,

              which creates the $1.26 billion "tax poison pill."  As for the creation of a "staggered board," ITT says that this device

              "will assure continuity and stability of" the new company's management, "will assure that a majority of directors at any




              given time will have experience," and will "prevent an abrupt change in the composition of the board."  The directors no doubt believe that it would be a good idea if they did not all have to face the shareholders every year in accordance with the requirements of ITT's existing charter and by-laws.  That

              belief is not a justification for their actions.  It is an excuse for a naked attempt by the directors to usurp powers that belong to the ITT shareholders.  See Point III, infra.

                        ITT's argument that its directors' conduct is

              technically authorized by Nevada law -- which gives directors the power to declare dividends -- cannot carry the day.

              "'[I]nequitable action does not become permissible simply

              because it is legally possible.'"  Shoen, 885 F. Supp. at 1342.

              The argument is, in any event, deeply flawed.  Nevada law

              requires a shareholder vote to amend a company's articles of incorporation to include a staggered board provision.  ITT is amending its articles without obtaining the requisite

              shareholder vote through the artifice of placing over 90% of the assets of ITT into a new subsidiary and distributing the stock of that company to ITT shareholders, leaving behind a

              European Yellow Pages publishing company with a market

              capitalization of only 8% of the market capitalization of the

              "current" ITT.  This sleight-of-hand tactic cannot be used to evade the Nevada statutory scheme.  See Point IV, infra.

                        ITT's plan should also be enjoined under basic prin-

              ciples of fiduciary law.  Because the directors have voted themselves onto the board of the "new" ITT and thereby extended their own terms of office, the plan is tainted by director self-interest.  In these circumstances, the burden shifts to the directors to demonstrate that their plan is fair to ITT and its shareholders.  They cannot satisfy this burden.  The plan strips the shareholders of their right to replace the incumbent directors, subjects ITT and its shareholders to the risk of a massive tax liability, transforms ITT into a junk-bond credit and impairs ITT's ability to compete in the marketplace.  The plan is an entrenchment scheme, designed to assure that the agents can retain their position of control regardless of the wishes of their principals.  See Point V, infra.


                        By coupling the staggered board provision with a

              $1.26 billion "tax poison pill" that makes it impossible for

              Hilton to proceed with its bid, ITT's plan represents a draco-

              nian, preclusive response to that bid.  There is no threat to the corporation or its shareholders that justifies this sort of unprecedented defense.  The plan is thus illegal under the

              "heightened scrutiny" test that must be applied under Unocal.

              See Point VI, infra.

                        The directors' conduct runs afoul of the Revlon

              doctrine as well.  ITT has abandoned its previous corporate strategy of combining diverse hotel and gaming, education,

              entertainment and information businesses in favor of a break-up of the company and the sale of effective control of the entity now known as "ITT Corporation" to a leveraged buyout firm.  In these circumstances, the board's fiduciary obligation is to obtain the best available terms for ITT shareholders.  The ITT board has not even made a pretense of living up to this fidu-

              ciary obligation.  It has, instead, refused to have any

              discussions with Hilton and has decided to pursue a plan that the market values at about $63 per share in the face of a $70

              Hilton bid -- an aggregate shortfall of some $860 million.  See

              Point VII, infra.

                        The propriety of injunctive relief in these

              circumstances is manifest.  "'[T]he denial or frustration of the right of shareholders to vote their shares or obtain repre-

              sentation on the board of directors amounts to an irreparable injury.'"  Shoen, 885 F. Supp. at 1352.  ITT is also

              interfering with Hilton's right to convince its fellow

              shareholders that Hilton's management and board should run the combined companies.  ITT's argument that Hilton can simply drop its seven-month old proxy contest to unseat the incumbents and pursue a new, two-year campaign should not be countenanced.

              The insurgents in Shoen could have been required to renew their proxy contest the following year.  This Court ruled they did not have to.  The argument also ignores the massive tax

              impediment erected by ITT.  And it "ignores the realities of the marketplace. . . .  The fact that [Hilton] can still

              attempt to replace the Board over a period of time does not serve to make up for the loss of a realistic chance for immedi-

              ate success."  NCR Corp. v. AT&T, 761 F. Supp. 475, 501 (S.D.

              Ohio 1991).  No harm will flow to ITT from an injunction.  The only result would be that the



              directors will have to face the ITT shareholders, who can

              decide the future of their company for themselves.  ITT's plan should be enjoined and ITT should be ordered to hold the annual meeting that it promised this Court it would hold.  See Point

              VIII, infra.

              II.   STATEMENT OF FACTS

                        A.   ITT

                        Up until 1995, "ITT" was a Delaware corporation that

              owned a host of disparate businesses.  In 1995, ITT split

              itself into three companies.  The "new" ITT migrated from

              Delaware to Nevada and adopted a new charter and by-laws with no "staggered board" provision; each director was to be up for election every year.  Although ITT told its shareholders that

              Delaware law did not require a shareholder vote for this split-

              up, it sought and conditioned the split-up on the receipt of shareholder approval.  The ITT board made this decision

              "because of the importance of the [split-up] to ITT and its shareholders."  The ITT board also sought an IRS ruling to establish that the 1995 split-up would be tax free to ITT

              shareholders, and conditioned consummation of the split-up on the receipt of a tax ruling.  Nussbaum Aff. Ex. A at 17, 26-28.

                        The split-up was completed on December 19, 1995 and

              the "new" ITT -- headed by the old senior management of Rand

              Araskog and Bob Bowman -- was born.  The "new" ITT portrayed itself as "a globally competitive leader in hotels, gaming,

              entertainment, and information services" and as a "company

              [that] possesses some of the most valuable internationally recognized brand names and superior assets, supported by a sound balance sheet and a highly motivated management team."

              Id. Ex. B at 1.  There was no mention in any ITT filing at that time of a plan to shed any of these businesses or otherwise restructure the company.  To the contrary, ITT stated that it was "investing in our businesses to generate growth and

              profitability" and trumpeted the growth and prospects of each of its business segments.  Id. at 2.

                        B.   Hilton's Offer and ITT's Response

                        Hilton announced its $55 per share tender offer for

              ITT on January 27, 1997.  At the same time, Hilton announced that it would conduct a proxy contest at ITT's 1997



              annual meeting.  This was necessary because only ITT's board can remove ITT's "poison pill" and other impediments to

              Hilton's bid.  Hilton also stated that it might be willing to increase its bid.  And Hilton made clear that it had a

              different vision for ITT; Hilton stated that its focus was on

              ITT's hotels and gaming businesses, and that if it acquired control of ITT, it would combine those operations with Hilton's own hotel and gaming interests and explore the sale of non-

              strategic assets.  Bollenbach Dec. ParagraphParagraph 5-6, Ex.

              B.; Burch Aff. Paragraph 2.

                        ITT rejected Hilton's offer on February 11, the same

              day that Hilton formally notified ITT of its intention to

              nominate a slate of directors to the ITT board and to introduce a resolution at the meeting calling on ITT to arrange a sale of the company to Hilton or a higher bidder.  Bollenbach Dec.

              ParagraphParagraph 2, 10.  In announcing its rejection of the

              Hilton offer, ITT stated that while it would examine a host of alternatives to enhance the value of the company, it would not pursue a sale of the company.  Nussbaum Aff. Ex. C. at 7.  ITT then began an effort to sell a number of its "non-core" assets,

              including its 7.5 million shares of Alcatel stock, its 50%

              interest in Madison Square Garden, and its interest in WBIS+, a

              New York television station.  These asset sales are expected to raise approximately $1.6 billion.  ITT also began an effort to put regulatory hurdles in front of Hilton's bid, opposing

              Hilton's applications before the Nevada, New Jersey and Missis-

              sippi gaming authorities and before the Federal Communications

              Commission.  Bollenbach Dec. Paragraph 11; Moelis Dec.

              Paragraph 14.

                        The one thing that ITT and its directors did not do

              was make any inquiry of Hilton as to how much it would be

              willing to pay, what the precise terms of its second-step

              merger would be, or what the source of Hilton's financing was.

              Bollenbach Dec. Paragraph 10.  The directors preferred to

              remain in the dark and rest on their "conviction . . . that ITT management is best equipped to accomplish the task of creating shareholder value -- both short and long term."  Dan Weadock,

              the number three executive at ITT, was more candid.  He

              explained that the "battle with Hilton . . . 'is not a question of higher price.  Losing this thing is not an option. . . .  I intend to retire from ITT Sheraton eight years from now at



              age 65.  We are committed to that.'"  Nussbaum Aff. Ex. D at 3,

              Ex. E at 2; Bollenbach Dec. Paragraph 12.

                        C.   ITT's Entrenchment Tactics

                        Even though ITT originally told its shareholders that

              it would be focusing on its "core" hotel and casino businesses in response to Hilton's bid, in the Spring of 1997 ITT embarked on a plan to dispose of core assets and shore up its takeover defenses.  To this end, on May 19, ITT announced a letter of intent to sell five Sheraton hotels to FelCor Suites Hotels,

              Inc. for $200 million.  The transaction as originally portrayed to the public seemed straightforward:  FelCor would pay ITT

              $200 million for the properties and would enter into a multi-

              year contract for ITT to manage the properties.  ITT's press release and SEC filing concealed the "catch" -- in the event of a change of control of ITT that was not approved by the

              incumbent directors, FelCor could terminate the management contracts.  When this term of the FelCor deal became public,

              ITT fessed up to the fact that the "overwhelming majority" of the 58 hotels that ITT has added to its roster of management hotels contained similar change of control provisions.

              Nussbaum Aff. Exs. F-G.

                        In briefs to this Court and in statements to ITT

              shareholders, ITT has argued that these change of control

              penalty provisions were "demanded" by ITT's counterparties to protect their interests and that ITT was "compelled" to grant these concessions.  Discovery with respect to the FelCor

              transaction has shown this to be false.*  The change in control penalty provision is designed to help the incumbent directors retain their positions:  FelCor's right to terminate arises only if the incumbent board does not approve the change of control.  If the ITT board chooses to sell the company to an acquiror FelCor disfavors, FelCor has no right to terminate and no right to determine who manages its properties.  The

              provision is also triggered if the incumbent directors lose a proxy contest, thereby imposing a penalty on ITT shareholders who vote against the incumbent board.  The provision does
              _____________________
              * SEE Hilton's Memorandum of Points and Authorities in Opposition to ITT's Motion to Dismiss and For Partial Summary Judgment at 21-22, HILTON HOTELS CORP. v. ITT CORP., CV-S-97-00095-PMP (RLH).




              not protect FelCor; it protects the ITT incumbents.  Id. Ex. H at 2, 22; Bollenbach Dec. ParagraphParagraph 14-16.

                        This same device was used in connection with ITT's

              joint venture with Marvin Davis at the Desert Inn.  When this transaction was announced on August 3, ITT represented that

              Davis was paying $150 million to enter into a 50/50 joint

              venture.  The next day, ITT admitted that it had guaranteed

              Davis a 10% rate of return on his investment, and that if it were not realized, Davis could "put" his interest back to ITT and require ITT to pay him his principal plus the guaranteed rate of return.  The Wall Street Journal headline stated "ITT

              Accord to Sell Half of Desert Inn Is Far Less Favorable Than

              Indicated" and ITT President Robert Bowman "acknowledged that details of the agreement with Mr. Davis should have been

              disclosed initially."  Unlike the FelCor deal, ITT did disclose the existence of a change of control penalty provision in the contract.  ITT pretended once again, however, that Mr. Davis --

              a savvy takeover veteran -- had insisted on the provision, even though the provision is identical to the provision in the

              FelCor transaction and serves to protect ITT's board, not Mr.

              Davis.  Nussbaum Aff. Exs. H, J, K at 12.

                        D.   The Meeting Motion

                        In light of ITT's staunch opposition to a Hilton

              takeover at any price, Hilton pushed forward with its proxy contest so that the owners of the company could have the final say.  When it became apparent that ITT would not hold its

              traditional May annual meeting, Hilton filed a motion to compel

              ITT to hold the meeting.  In opposing Hilton's motion, ITT represented to this Court that a delay of the meeting would enhance the shareholders' ability to make an informed voting decision.  ITT represented to this Court:

                        -- that delaying the meeting would "enable the ITT Board to provide the stockholders with more information than they would otherwise receive if the meeting were held in May" (id. Ex. L at 31);

                        -- that "[a]dditional time allows the stockholders to receive and digest information concerning the [Hilton] Offer, Hilton's plans for ITT, and ITT's plans" (id. at 10);

                        -- that "with additional time the stockholders will be able to make a more informed decision as to the real value of both ITT and the Hilton Transaction" (id.); and





                        -- that "[s]imply put, holding the annual meeting later than May will benefit the stockholders' decision" (id.).

                        ITT's proxy solicitor, investment banker and academic

              expert all made these same representations -- swearing that delaying ITT's annual meeting would result in a better informed electorate and, hence, a more meaningful election contest.  Id.

              Exs. M, N, O.  Each of the witnesses swore that delay was

              warranted because ITT was in the process of developing a plan to focus the company on its "core" hotel and gaming businesses.

              None of them suggested that ITT could or would use the delay to develop a plan that would effectively render the election

              contest moot.  The essence of ITT's position was that delay would make the election more meaningful, not that delay would be used by ITT to make certain that there never would be a shareholder vote on whether to elect directors who support a

              Hilton takeover.  Indeed, Professor Coffee -- who emphasized that "stockholder voting . . . is the bedrock on which American corporate governance rests" -- assured this Court that "within

              [the] timeframes allowed" by Nevada law, "little abuse seems possible."  Id. Ex. O at ParagraphParagraph 22, 25.  That

              assurance turned out to be worthless.

                        E.   ITT's "Comprehensive Plan" to Disenfranchise Its

              Shareholders

                        On July 16, ITT announced that its board had approved

              what ITT calls its "Comprehensive Plan."  The structure and timing of the plan are designed to assure that ITT shareholders are deprived of their right to vote the incumbent directors out of their position of control over ITT at the upcoming annual meeting.  As noted, the centerpiece of the plan is a spin-off of ITT's hotel and gaming properties to ITT shareholders.  ITT will also spin-off the stock of its 83.3%-owned technical

              school subsidiary, ITT Educational Services, Inc., to ITT

              shareholders.  Id. Ex. P at 26; Bollenbach Dec.

              ParagraphParagraph 18-19; Fischel Dec. ParagraphParagraph 10-

              11.

                        The "new" hotel and gaming company will be called

              "ITT."  It will be managed by the same senior management as the current ITT, will have the same board of directors as the

              current ITT, will be incorporated in Nevada like the current

              ITT, and will have the same core business as the current ITT.

              As discussed in the Moelis Declaration, the






              "new" ITT will hold approximately 93% of the assets of the

              "current" ITT, assets that generate approximately 87% of the

              "current" ITT's revenues.  The "new" ITT will have total assets of approximately $8.7 billion and annual revenues of

              approximately $5.7 billion.  The ITT that the world now knows will be left holding a European Yellow Pages business with negative stockholders equity of $808 million, assets of

              $510 million, revenues of $647 million, and a total market capitalization of approximately $600 million.  By way of

              comparison, ITT before the split-up had assets of over

              $9 billion, revenues of $6.6 billion and a $7.4 billion market capitalization.  Moelis Dec. ParagraphParagraph 5-7; Bollenbach

              Dec. Paragraph 28; Nussbaum Aff. Exs. Q at 24, R.

                        At the same time that ITT is shuffling its corporate

              structure, it will sell effective control of the vestiges of

              ITT to a leveraged buyout firm, Clayton, Dubilier & Rice

              ("CD&R").  ITT will also drastically restructure its balance sheet through two tender offers.  The first tender offer is for

              30 million shares of ITT's common stock (representing 25.7% of the outstanding shares) at $70 per share, for a total

              consideration of $2.1 billion.  The second tender offer is for the $2 billion of public debt that ITT has outstanding.  ITT concedes that the debt tender offer is necessary because once the spin-offs are effected, the obligor on the bonds, the

              telephone book publisher, will not have the wherewithal to sup-

              port $2 billion in bonds.  Accordingly, ITT has to retire the

              $2 billion in bonds so that it can reallocate debt "to the hotels and gaming business in order for the telephone

              directories publishing business to remain viable" after the plan is consummated.  Moelis Dec. Paragraph 4; Bollenbach Dec.

              Paragraph 23; Nussbaum Aff. Exs. S at 5, T.

                        The lion's share of the debt incurred as part of the

              plan will go to the hotel and gaming business.  The "current"

              ITT has about $3 billion of total debt; after the plan is

              implemented, the "new" ITT alone will have $4.2 billion of debt.  Moelis Dec. Paragraph 15; Nussbaum Aff. Ex. T at 29.  As

              a result, the "sound balance sheet" that the ITT board boasted





              of in March 1996 will be trashed; ITT will be transformed from an investment grade credit into a "junk credit" and its ability to compete in the marketplace will be compromised.  Id.*

                        ITT proposes to rush all of these transactions

              through in September, i.e., in advance of the November annual meeting that Nevada law requires.  Even though ITT sought

              shareholder approval for its 1995 split-up "because of the importance of [that split-up] to ITT and its shareholders," no shareholder approval will be sought here.  Indeed, the

              incumbent directors are so intent on avoiding a shareholder vote, that they have decided not to seek an advance ruling from the IRS that the transaction will be tax-free to ITT and its shareholders.  The directors have instead decided to rely on the opinion of their anti-takeover counsel.  What was prudent in 1995 is now unnecessary.  If counsel is wrong and the

              transaction is ultimately held not to be tax-free, $2.8 billion in taxes would be owed -- ITT and its affiliates would be

              liable for a corporate tax of approximately $1.4 billion, and

              ITT's shareholders would be subject to an additional tax of approximately $1.4 billion.  Moreover, ITT has structured the plan to maximize the tax bill if its counsel's opinion turns out to be wrong.  If ITT were to spin off its Yellow Pages business instead of hotels and gaming, the corporate tax expo-

              sure would be reduced from $1.4 billion to $500 million.

              Wolfman Aff. ParagraphParagraph 10, 15.

                        The only conceivable reasons for maximizing the tax

              exposure are to put a staggered board in the charter of the

              "new" ITT and to increase the deterrent against any effort by

              Hilton to acquire it.  And the only reason for forgoing an IRS ruling is that it
              _____________________
              * ITT's own filings acknowledge this, stating that this "high degree of leverage" "could have important consequences for stockholders," including (i) impairing the company's ability to obtain additional financing on favorable terms in the future, (ii) reducing funds available for purposes other than debt service, (iii) subjecting the company to restrictive covenants with respect to a number of corporate activities, (iv) placing the company at a competitive disadvantage, and (v) hindering the company's ability to adjust to market conditions and making it more vulnerable in the event of a downturn in general economic conditions or in its business. Nussbaum Aff. Ex. Q at 18; Bollenbach Dec. Paragraph 22.







              would take at least four months to obtain one, putting ITT uncomfortably close to the November 14 deadline for holding its

              1997 annual meeting.  Bollenbach Dec. ParagraphParagraph 25-27;

              Wolfman Aff. ParagraphParagraph 10, 15.

                        F.   The Entrenchment Devices Embedded in the

              Comprehensive Plan

                        Apart from the damage that ITT is doing to its own

              balance sheet, two additional potent entrenchment devices are embedded in this plan.  The first is the inclusion of a

              staggered board in the charter of the "new" ITT.  The staggered board eliminates the "threat" that the ITT shareholders will throw the incumbents out of office in 1997 and elect Hilton's nominees at the annual meeting that ITT is obligated to hold by

              November 14.  It extends the terms of office of a majority of the directors.  Assuming that "new" ITT holds its first annual meeting this November, the plan ensures that a majority of the

              "new" ITT directors cannot be replaced until May 1999.  And

              Rand Araskog, who was elected in 1996, will not have to face re-election until 2000.  Bollenbach Dec. ParagraphParagraph 30-

              31; Fischel Dec. Paragraph 9.

                        ITT contends that it is able to accomplish this feat

              because it is spinning off the hotels and gaming businesses from the telephone directories business instead of spinning directories off from hotels and gaming.  The principal

              justification that ITT offers for spinning the "dog" from the

              "tail" is that "[u]tilizing the Company's telephone directories publishing business as the 'stub' company . . . permits [the directories company] to sell up to 49.9% of the telephone

              directories publishing business to new investors, such as CD&R,

              without jeopardizing the tax-free status of the [split-up].  In contrast, a limit of 20% would apply if that business were spun off as opposed to serving as the 'stub' company for the split-

              up."  ITT also states that by spinning off the hotel and gaming business and leaving old "ITT" with $2 billion in debt, it would "encourage" -- i.e., coerce -- "bondholders to par-

              ticipate in the debt tender offer . . . because bondholders who fail to do so will retain obligations of the stub company,

              which will be more highly leveraged than" the hotel and gaming company.  And ITT claims that this structure will enable it to allocate debt to the




              foreign subsidiaries of the telephone directories company

              without incurring adverse tax consequences.  Nussbaum Aff. Ex.

              P at 5.

                        These justifications are patently phony.  If the

              directors truly acted on these beliefs, they were either

              deliberately misinformed, woefully negligent in the exercise of their duty of care, or both.  While the statement of the tax limits applicable to the sale of an interest in the directories business was true under the old tax law, it is not true under the new tax bill that had been passed by the House at the time that the ITT board was considering the plan and that became law on August 5.  Wolfman Aff. ParagraphParagraph 16-17; H.R. 2014,

              The Taxpayer Relief Act of 1997.  ITT's filings indicate that

              ITT and its advisors considered the impact of the new tax law in connection with other aspects of the plan.  Nussbaum Aff.

              Ex. Q at 20.  The only conceivable reason why they did not consider it here is that it would have deprived them of a

              "justification" for spinning out hotels and gaming with a new charter.

                        The claim that using directories as the "stub

              company" is justified because it will "encourage" bondholders to tender is even more specious.  According to ITT, the debt tender offer is necessitated by the fact that ITT needs to reallocate debt to the "new" hotel and gaming company.*  If hotels and gaming remained with ITT, there would be no need for a debt tender offer and hence no need to "encourage"

              bondholders to do anything.  See Moelis Dec. Paragraph 11.

                        The second entrenchment device embedded in this

              scheme is a $1.26 billion "tax poison pill."  The "pill" would be triggered if Hilton sought to pursue its offer for the "new"

              ITT hotel and gaming company.  In its filings, ITT acknowledges that under the new tax law, ITT would recognize taxable gain in connection with the spin-off if 50% or more
              _________________
              * This proposition is itself doubtful. ITT says only that the debt tender offer is ITT's "preferred means of making this allocation." Nussbaum Aff. Ex. P at 3. ITT could have effected the reallocation by leaving its debt outstanding and having "new" ITT guarantee the debt of the "stub company." A more likely explanation for ITT's decision to refinance its indebtedness completely is that "certain terms of the Credit Facilities for ["new" ITT] may make more expensive, and may impede, consummation of Hilton's offer." Nussbaum Aff. Ex. Q at 5.








              of the stock of "new" ITT were acquired by Hilton and if that acquisition were deemed to be a part of the plan.  If this tax were triggered, the constituent parts of the old ITT would be hit with a $1.4 billion tax bill; the acquiror of the hotel and gaming company would have to pay 90% of this amount, or $1.26 billion.  If ITT were to spin off its telephone directories business rather than its hotel and gaming business, any

              potential tax liabilities to ITT and Hilton would be $726

              million less in the event of a Hilton takeover.  By structuring the transaction as a spin-off of hotels and gaming rather than directories, ITT maximized the potential tax liability of ITT and Hilton.  Nussbaum Aff. Ex. Q at 20; Bollenbach Dec.

              ParagraphParagraph 35-36; Wolfman Aff. ParagraphParagraph 10-

              15.

                        In its attempt to downplay the significance of this

              huge potential liability, ITT cites to an opinion that its anti-takeover counsel provided to the ITT board that

              "[a]lthough there is no Internal Revenue Service ruling or case law that is dispositive of the issue . . . under existing U.S.

              Federal tax laws and the current provisions of recently intro-

              duced U.S. Federal tax legislation, the [spin-offs] should not create a tax-related impediment to an unsolicited offer by

              Hilton to acquire [the "new" ITT] after the [spin-offs]."  As

              Professor Wolfman states, however, given the language and

              legislative history of the 1997 Act, "it is hard to understand how [ITT's] counsel could reach that conclusion and how ITT could pass it on to its shareholders."  Wolfman Aff.

              Paragraph 14.  In Professor Wolfman's expert view, if Hilton sought to acquire new "ITT" after the spin-off, the IRS "would certainly appear to have a strong case" for treating the spin-

              off as a taxable transaction, which would result in a $1.4 billion corporate tax liability.  Id. ParagraphParagraph 12-14.

              Even ITT's counsel hedged its advice, stating that its "opinion is based on an interpretation of current tax laws and the

              current provisions of pending legislation rather than on

              binding precedent, and accordingly is not free from doubt."

              Nussbaum Aff. Ex. P at 3.

                        G.   Hilton's $70 Offer

                        When ITT announced its offer, it also engaged in an

              extensive effort to hype the value of its plan by, among other things, providing analysts with unrealistic financial

              projections that were not included in ITT's SEC filings.  As part of those projections, ITT






              forecast a 63% increase in its earnings before interest, taxes and depreciation in its gaming business for 1998, from $270 to

              $440 million.*  The release of these forecasts initially had its intended effect, pushing ITT stock to trade above $68 per share shortly after the announcement.  Over time, however, as analysts got behind ITT's numbers, the credibility of the

              projections faded and, with it, ITT's stock price.  By August

              5, the stock was trading at $62-15/16 per share, a price buoyed by market anticipation that Hilton would raise its offer.

              Nussbaum Aff. Exs. W at 17, X; Moelis Dec.

              ParagraphParagraph 17-18; Bollenbach Dec. Paragraph 37(b).

                        Hilton did so on August 6, increasing its offer from

              $55 to $70 per share.  Nussbaum Aff. Ex. Y.  The $70 offer represents a 64% premium over the price at which ITT stock was trading before Hilton first made its bid.  The $70 Hilton offer is economically superior to ITT's plan.  Moelis Dec.

              ParagraphParagraph 9-10; Bollenbach Dec. ParagraphParagraph 2,

              39.

                        After the $70 offer was announced, several major ITT

              shareholders wrote to the board urging them to negotiate with

              Hilton.  Shareholders also provided Hilton with written

              indications of support.  Burch Aff. Paragraph 5, Exs. B, C.

              All of this fell on deaf ears.  On August 13, an ITT spokesman dismissed the shareholder sentiments as "absolutely

              meaningless."  And on August 14, the ITT board rejected the $70

              Hilton offer and stated that it was committed to pursuing its break up plan rather than a deal with Hilton.**  Nussbaum Aff.

              Exs. Z-AA; Bollenbach Dec. Paragraph 40.  This motion followed.
              _____________________
              * Over one-third of this increase is attibutable to ITT's expansion in Las Vegas. ITT is projecting this increase even though Mr. Araskog acknowledged in an August 4 interview that the Las Vegas market "has not been as attractive as it has been" due to the thousands of new rooms that are under construction.
              Moelis Dec. Paragraph 18, Ex. A.

              **     The board also announced that it had sweetened the
              "golden parachute" agreements of ITT's senior managers, including Mr. Araskog. Federal law requires that any executive who receives severance payments more than three times his or her average annual compensation pay a 20 percent excise tax. Prior to August 14, ITT had agreed to pay these taxes only if the company's stock price reached approximately $71 per share. As a result of the changes approved on August 14, ITT has now agreed to pay the excise taxes without regard to the trading price of ITT stock. In the case of Mr. Araskog, this could mean a tax savings of $2.8 million on a "golden parachute" package of $14 million. Bollenbach Dec. Paragraph 41.






                                          ARGUMENT

              III.  ITT'S COMPREHENSIVE PLAN UNLAWFULLY
                    INTERFERES WITH SHAREHOLDER VOTING

                        This Court's prior opinion holds that "'interference

              with shareholder voting is an especially serious matter, not to be left to the directors' business judgment, precisely because it undercuts a primary justification for allowing directors to rely on their judgment in almost every other context.'"  Hilton

              Hotels Corp. v. ITT Corp., 962 F. Supp. 1309, 1310 (D. Nev.),

              aff'd, 1997 WL 345963 (9th Cir. June 19, 1997), quoting Shoen,

              885 F. Supp. at 1310.  As this Court observed, the "[c]ourts have consistently prevented actions by an incumbent board of directors which were primarily designed to impair or impede the shareholder franchise," and a board that does impair or impede the shareholder franchise must demonstrate a "compelling

              justification for its actions."  962 F. Supp. at 1310, 1311.

                        These fundamental principles of fiduciary law require

              the entry of an injunction.  It simply cannot be disputed that implementation of ITT's plan will "impair or impede the

              shareholder franchise."  Hilton is currently waging a proxy fight to elect a slate of nominees who have pledged, consistent with their fiduciary duties, to dismantle ITT's takeover

              defenses and negotiate a merger with Hilton.  Because ITT does not have a "staggered board," the incumbent directors are

              obviously vulnerable to losing their seats -- particularly since Hilton's $70 offer represents a 64% premium to ITT's pre-

              takeover stock price and is some 10% higher than ITT's current stock price.  Burch Aff. Paragraph 6.  In the absence of the

              ITT plan, ITT shareholders would have a clear opportunity at the November 1997 annual meeting to determine the future of their company by electing Hilton's slate and turning out the incumbents.

                        ITT's plan aims to eliminate the directors'

              vulnerability by making it impossible for ITT shareholders to cast an effective vote for Hilton's slate at the 1997 annual meeting or any time thereafter in three critical respects:

                        First, ITT will not let its shareholders vote on the

              plan.  The plan will be adopted through unilateral board

              action.  Moreover, the board will implement the plan in








              September, some two months before the statutory deadline for holding the long-delayed 1997 annual meeting.  This timetable

              -- which is entirely of ITT's own making -- is designed to ensure that by the time the annual meeting is held, the plan is a fait accompli.

                        Second, under the plan, the "core" assets Hilton

              seeks to acquire will be spun off as "new" ITT.  The "tax

              poison pill" feature of the plan effectively precludes ITT's shareholders' ability to support a Hilton slate of nominees.

              Once the plan is consummated, Hilton's proxy fight will be rendered moot as the prospect of a potential $1.26 billion tax

              "hit" would make it economically impossible for Hilton to

              proceed.

                        Third, even if Hilton were not deterred by this

              monumental contingent liability, the ITT board would still be insulated from a successful proxy challenge.  Without

              shareholder approval, the incumbent directors have written

              "new" ITT's charter to provide for a "staggered board."  As a result, even if Hilton dared to swallow the "tax pill" and successfully waged a proxy contest at the first annual meeting of the new company, Hilton could not elect a majority of the

              "new" ITT board and ensure the removal of "new" ITT's other takeover defenses.  Indeed, if the incumbents decide not to hold the second annual meeting of the "new" ITT until another

              18 months have passed, ITT shareholders will not be able to change a majority of the "new" ITT board until May 1999.

                        In short, if the ITT plan is permitted to be

              consummated, it will "serve to make a mockery" of the 1997 annual meeting.  NCR Corp. v. AT&T, 761 F. Supp. 475, 501 (S.D.

              Ohio 1991).  ITT's shareholders will lose the opportunity to cast a vote for new directors supportive of Hilton's bid.  And

              ITT's shareholders will lose their right to determine for

              themselves whether the ITT charter should be amended to include a staggered board provision.

                        In Shoen, the incumbent directors were enjoined from

              moving up the date of an annual meeting two months in an

              attempt to hold onto control for an extra year.  Here, as in

              Shoen, while current "ITT" says that it intends for "new" ITT and "old" ITT to hold annual meetings in November at which

              "shareholders still can vote their shares freely, the range of choices available to them [will have] been narrowed" by the plan and Hilton's








              "consequent inability to campaign."  885 F. Supp. at 1342.

              Indeed, the conduct that this Court enjoined in Shoen -- the advantage obtained by moving up a single year's annual meeting date -- pales in comparison to the permanent reallocation of power between the board and the shareholders that the ITT

              directors are attempting to effect.  ITT can cite no case

              blessing board action of the type involved here because there is none.

                        The conclusion that the "primary purpose" of the

              incumbent directors in pursuing this plan is to "impede or impair" the shareholders' voting rights is inescapable.  The

              ITT directors are facing a November 1997 annual meeting and are running on a platform that $63 is better than $70.  The only way to make sure that they do not all get thrown out in No-

              vember is to make sure that they do not all come up for

              election in November.  There is nothing about the economic aspects of ITT's plan that requires the ITT board to vote them-

              selves multi-year terms of office; ITT could effect its split-

              up without inserting a staggered board provision in the charter of the new company.

                        Indeed, ITT could effect its split-up without spin-

              ning off the hotel and gaming business at all.  The only reason for structuring the transaction in this manner is to attempt to maximize the potential tax liability to Hilton if it proceeds and thereby deprive the shareholders of the opportunity to vote for the Hilton slate.  And ITT has refused to put the plan to a shareholder vote even though it allowed its shareholders to vote on its 1995 split-up "because of the importance of the

              [split-up] to ITT and its shareholders."  Here, as in Shoen,

              "the only reasonable inference is that the [ITT] board acted for the purpose of interfering with other shareholders' voting rights."  885 F. Supp. at 1342.

                        ITT cannot offer a "compelling justification" for its

              interference with the shareholders' right to vote.  Even if the incumbent directors have a "good faith" view that Hilton's $70 bid is contrary to the best interests of the corporation, they cannot paternalistically deprive the shareholders of the

              opportunity to vote for a new board of directors who believe to the contrary.  See Shoen, 885 F. Supp. at 1341 n.21; Blasius

              Indus., Inc. v. Atlas Corp., 564 A.2d 651, 658, 663 (Del. Ch.

              1988).  There is absolutely no justification,








              much less a "compelling" one, for imposing a $1.26 billion

              "poll tax" on the ITT shareholders' right to replace the ITT board with nominees supporting Hilton's bid.

                        The directors' claim that a "classified board will

              assure continuity" and "will also prevent an abrupt change in the composition of the board" hurts, not helps, the directors'

              position.  It is a stark admission that the purpose of the staggered board is to deprive the ITT shareholders of their right to effect an "abrupt change" if they choose to.  The directors cannot justify their interference with the share-

              holders' right to replace all the incumbents in a single elec-

              tion by arguing that it would be better if ITT had a different charter.  Under Nevada law, the shareholders have the right to make that decision; the directors cannot act alone.  NRS

              78.390.  See Point IV, infra.

                        The fact that a Nevada statute authorizes staggered

              boards and that a large number of companies -- including Hilton

              -- have them is also irrelevant.  At Hilton and many other companies, the staggered board provisions were adopted by a shareholder vote.*  By contrast, ITT's charter and by-laws do not provide for a staggered board and ITT's directors have not asked the shareholders to amend them to include one, presumably because the directors know that the shareholders would not do

              so.  Equally irrelevant is ITT's claim that a staggered board will not "preclude successful completion of a hostile acquisi-

              tion" because Hilton could always conduct another proxy contest next year.  The insurgents in Shoen could have renewed their proxy contest the following year.  This Court ruled they did not have to.  The test is not whether the board's action

              "precludes" the shareholders from exercising their franchise --

              although in the instant case the $1.26 billion "tax pill" will effectively preclude the ITT shareholders from voting for

              Hilton's slate.  The test
              _________________
              * Companies that have included staggered boards in spun-off entities have set up the new entities as free-standing companies with new boards of directors and separate management teams. Fischel Dec. Paragraph 7. As Professor Fischel observes, in this case, "the board's decision to create 'new' ITT with a staggered board is indistinguishable from a decision to change CURRENT ITT into a staggered-board company." ID.




              is whether it "impairs" the exercise of their franchise.*

              ITT's plan surely does that.  It is illegal and should be

              enjoined.

              IV.  NEVADA LAW REQUIRES A SHAREHOLDER VOTE ON THE PLAN

                        ITT's plan to insert a staggered board provision in

              its charter should also be enjoined because it cannot be

              effected without a shareholder vote. NRS 78.390 requires a shareholder vote on charter amendments.  ITT is attempting to evade this statutory requirement by proceeding under NRS

              78.215, which authorizes boards to declare dividends without a shareholder vote.  If the ITT directors are permitted to act in this manner, there is no reason why they could not dividend 95%

              of the company year after year and forever avoid a shareholder vote replacing a majority of the board.  The requirement of NRS

              78.390 that shareholders must approve charter amendments would become a dead letter.

                        ITT's claim that it can evade the requirement of NRS

              78.390 rests on the "doctrine of independent legal

              significance."  Under the doctrine, action taken under one provision of a state corporation statute need not meet the requirements of other provisions of that statute.  See

              generally Kansas City Power & Light Co. v. Western Resources,

              Inc., 939 F. Supp. 688, 692 (W.D. Mo. 1996).

                        ITT can cite no authority for the proposition that

              Nevada courts follow this doctrine.  In deciding whether the

              Nevada courts would do so, this Court should look to the rules of statutory construction applied by Nevada courts, and deter-

              mine whether these rules are consistent with the doctrine.

              Applying this analysis, the Court in Kansas City Power & Light concluded that the doctrine of independent legal significance would not be followed in
              _____________________
              * SEE NCR CORP. v. AT&T, 761 F. Supp. at 501 ("the issue is not whether" NCR's defense "totally and permanently precludes AT&T from ever making a successful bid for control" but "whether the existence of the [defense] prevents AT&T from having a fair chance of replacing a majority or all of the incumbent directors"); BLASIUS INDUS., INC. v. ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988) (directors enjoined from increasing size of board to prevent dissident group from electing a majority at upcoming annual meeting); IBS FINANCIAL CORP. v. SEIDMAN & ASSOCIATES,
              954 F. Supp. 980, 992-94 (D.N.J. 1997) (elimination of one of two board seats that would have been up for election "constitutes the type of inequitable interference . . . which BLASIUS, its predecessors and progeny, were designed to rectify.")




              Missouri in view of that state's adherence to the general rule of statutory construction that courts should "consider an

              entire legislative act together" and where possible, "harmonize all provisions."  939 F. Supp. at 693 (citations omitted).  The

              Court also declined to apply the doctrine where doing so would thwart the Missouri Legislature's clear intent to protect

              shareholder rights.  Id. at 694.

                        Nevada and Missouri's approaches to statutory

              construction are identical.  In "seeking the legislative

              intent, [Nevada courts] must look at the whole act, giving effect, if possible, to all its parts and endeavoring to

              harmonize them."  Brooks v. Dewar, 106 P.2d 755, 763 (Nev.

              1940), rev'd on other grounds, 313 U.S. 354 (1941).  Thus, in

              "construing or applying the provisions of any statute, the pur-

              pose or object of the statute should ever be kept in mind, and a construction or application should be avoided which

              sacrifices substance to a mere matter of form."  Ferro v. Bargo

              Min. & Mill. Co., 140 P. 527, 528 (Nev. 1914).  This principle demands examination of the context, the spirit and "'[t]he entire subject matter and policy of the law.'"  Welfare Div. v.

              Washoe County Welfare Dep't, 88 Nev. 635, 638, 503 P.2d 457,

              459 (Nev. 1972).  Moreover, Nevada courts attempt to "ascertain the intention of the legislature in enacting the statute, and the intent, when ascertained, will prevail over the literal sense."  Washoe County, 503 P.2d at 458.  Individual statutory provisions are read as parts of a greater whole, using the other provisions of the act as a source of illumination in an effort to avoid "absurd results."  Id.

                        The Nevada Legislature, like the Missouri

              Legislature, has also sought to protect shareholder rights.

              Nevada law requires a shareholder vote for all charter amend-

              ments, and thus imposes a more stringent requirement than the

              Model Business Corporation Act.  Compare NRS 78.390 with Model

              Business Corp. Act Section 10.02 (1996) (listing amendments that may be adopted by the board alone).  See generally K.P.

              Bishop, Nevada Corporation Law and Practice, Section 10.2 at

              247 (1993).  The legislative history of the 1991 amendments to the Nevada corporation law confirms that the Legislature

              intended to protect the right of the shareholders to control the actions of their elected representatives in the takeover context through the ballot box.  It also shows that the Legis-

              lature was concerned about




              highly leveraged, bust-up transactions, i.e., transactions like the one that the ITT directors are pursuing.*

                        In light of these authorities, there can be no doubt

              that the Nevada courts would not follow the doctrine of

              independent legal significance, and that the Nevada Legislature has not authorized Nevada corporations to evade the specific,

              statutory requirement of a shareholder vote for charter

              amendments through the device of dividending over 90% of the value of the company to the shareholders.  The doctrine of independent legal significance puts form over substance.

              Nevada law does not.  The substance of what ITT is attempting to do is to amend its charter without a shareholder vote.  The

              Nevada statute dealing with charter amendments controls here.

              It requires a shareholder vote.

              VI.  THE COMPREHENSIVE PLAN IS A SELF-INTERESTED
                   TRANSACTION AND THE ITT DIRECTORS CANNOT SHOW
                   THAT THEIR PLAN IS FAIR TO ITT AND ITS SHAREHOLDERS

                        The ITT directors are corporate fiduciaries who owe

              the company's shareholders duties of care and loyalty.  Horwitz

              v. Southwest Forest Indus., Inc., 604 F. Supp. 1130, 1134 (D.

              Nev. 1985); Foster v. Arata, 325 P.2d 759, 765 (1958).  In

              Horwitz, Judge Reed explained that under Nevada law the "duty of care requires the director to exercise the care that a

              reasonably prudent person in a similar position would use under similar circumstances," while:

                        the duty of loyalty requires the director to act in good faith and, where he is shown to have a self-interest in a trans-action, the burden shifts to him to dem-onstrate that the transaction is fair and serves the best interests of the corpora-tion and its shareholders. 604 F. Supp. at 1134 (emphasis added).

                        The ITT board has a "self-interest" in the plan:  the

              directors have voted themselves en masse onto the board of the

              "new" ITT, effectively extending their terms of office by up to three years.  This taint is exacerbated by the fact that the staggered board
              _____________________
              * SEE Minutes of the Nevada State Legislature, May 21, 1991 at 14 (Nussbaum Aff. Ex. BB); Prepared Testimony of John P. Fowler In Support of AB 655, The Corporate Law Bill, May 7, 1991 at 3 (Nussbaum Aff. Ex. CC).





              and $1.26 billion "tax pill" renders the directors' positions in the "new" ITT impregnable.  The ITT directors are thus

              "appearing on both sides of a transaction" and are "receiving a personal benefit from a transaction not received by the

              shareholders generally."  Cede & Co. v. Technicolor, Inc., 634

              A.2d 345, 362 (Del. 1993).  Under universally accepted prin-

              ciples recognized by Judge Reed in Horwitz, the burden is on the directors to show that their actions are fair and in the best interests of the company and its shareholders.  See

              Drobbin v. Nicolet Instrument Corp., 631 F. Supp. 860, 880

              (S.D.N.Y. 1986) (applying Nevada law); Shoen v. Shoen, 167

              Ariz. 58, 65, 804 P.2d 787, 794 (Ariz. Ct. App. 1990) (applying

              Nevada law).  The ITT directors cannot sustain this burden.

                        ITT's directors told this Court that they would use

              the time between May and November to enhance the shareholders'

              ability to make an informed voting decision.  They have instead used the time to try to turn ITT from an investment-grade

              company into a junk-bond credit and to create preclusive

              impediments to a Hilton takeover.  ITT admits that this debt load that it is incurring to defeat Hilton's offer will hinder the company's ability to compete.  That is not in the best interests of the corporation.

                        While the directors will no doubt claim that their

              primary motive is to deliver value to the shareholders, the manner in which they have chosen to do so belies that claim.

                   --   In 1995, the directors sought a shareholder vote

                        before they split up "old" ITT "because of the

                        importance of the [split-up] to ITT and its

                        shareholders."  The only reason for not seeking a

                        vote in 1997 is that there is a likelihood that the

                        current split-up would be defeated and the incumbents

                        voted out of office.  That is not fair to the

                        shareholders.

                   --   The directors are subjecting ITT and its shareholders

                        to the risk of a $2.8 billion tax liability.

                        Directors concerned with the welfare of the company

                        and its shareholders would seek to minimize potential

                        tax liabilities.  By spinning off hotels and gaming

                        instead of telephone directories, the directors have

                        maximized this potential tax liability.  The only

                        reason for pursuing this structure is to enable the

                        directors to put a staggered board in place without a





                        shareholder vote and to erect a tax barrier that will

                        deprive the shareholders of having the opportunity to

                        consider Hilton's bid.  That is not fair to the

                        shareholders.

                   --   Even though the directors sought an IRS ruling in

                        connection with the ITT's 1995 split-up, they have

                        decided to forgo obtaining a ruling that would elimi-

                        nate the risk of this liability.  The only reason not

                        to seek a ruling is that it would push consummation

                        of their plan past November 14, i.e., past the time

                        that the shareholders would have to be given the

                        opportunity to take control of the future of their

                        company.  That is not fair to the shareholders.

                        All of these factors point to the conclusion that the

              directors' actions are not only unfair, but that they are the product of a board and management that is intent on entrenching itself.  The economic aspects of the plan could have been put to a shareholder vote and could have been achieved without putting a staggered board in "new" ITT, without creating a

              $1.26 billion tax pill and without taking the risk that the IRS would later challenge the transaction.  All of these aspects of the plan reflect deliberate decisions by the ITT board to

              insure that they would remain in control and that Hilton would be precluded from proceeding with its offer. This too renders the board's actions illegal.  See Horwitz, 604 F. Supp. at 1135

              (defensive tactics undertaken for the primary purpose of

              entrenchment are illegitimate).  See also A. Copeland Enter.

              Inc. v. Guste, 706 F. Supp. 1283, 1290-91 (W.D. Tex. 1989)

              (actions taken for purposes of entrenchment constitute breach of directors' fiduciary duties); International Banknote Co. v.

              Muller, 713 F. Supp. 612, 625-26 (S.D.N.Y. 1989); Blasius

              Indus., Inc. v. Atlas Corp., 564 A.2d 651, 662-63 (Del. Ch.

              1988).

              VI. THE ITT DIRECTORS CANNOT SHOW THAT THE COMPREHEN-SIVE PLAN IS A REASONABLE RESPONSE TO THE HILTON BID

                        Courts have also recognized that in change of control

              situations -- like the present one -- the self-interest of corporate managers and directors is implicated since the

              takeover would result in their losing their positions.  As the

              Delaware Supreme Court stated




              in Unocal, "[b]ecause of the omnipresent specter that a board may be acting primarily in its own interests, rather than those of the corporation and its shareholders, there is an enhanced duty which calls for judicial examination at the threshold before the protections of the business judgment rule may be conferred."  493 A.2d at 954.

                        Accordingly, the courts have subjected directors to

              "heightened scrutiny" when they take defensive measures in re-

              sponse to a tender offer.  See Unocal Corp. v. Mesa Petroleum

              Co., 493 A.2d 946, 955 (Del. 1985); Unitrin, Inc. v. American

              General Corp., 651 A.2d 1361, 1373 n.12 (Del. 1995).  See also

              International Ins. Co. v. Johns, 874 F.2d 1447, 1459 (11th Cir.

              1989) (Florida law); Dynamics Corp. v. CTS Corp., 794 F.2d 250,

              253, 256 (7th Cir. 1986) (Illinois law), rev'd on other

              grounds, 481 U.S. 69 (1987); AHI Metnall, L.P. v. J.C. Nichols

              Co., 891 F. Supp. 1352, 1356 (W.D. Mo. 1995) (Missouri law);

              Kahn v. Sprouse, 842 F. Supp. 423, 426 (D. Or. 1993) (Oregon

              law); Amanda Acquisition Corp. v. Universal Foods Corp., 708

              F. Supp. 984, 1009 (E.D. Wis.) (Wisconsin law), aff'd, 877 F.2d

              496 (7th Cir. 1989); Plaza Sec. Co. v. Fruehauf Corp., 643

              F. Supp. 1535, 1535 n.6 (E.D. Mich. 1986) (Michigan law).*

                        Under the Unocal test, the ITT directors must show

              that the Hilton offer presents a "threat" that warrants a

              defensive response and that their response is "proportional" to that threat.  Unitrin, Inc. v. American General Corp., 651 A.2d

              1361, 1375, 1376 (Del. 1995).  The ITT directors cannot satisfy either prong of this test.

                        There is no "threat" here.  Hilton's cash offering

              price is the same as ITT's:  $70 per share.  The value of

              Hilton's "back end" is both greater and more certain than
              _____________________
              * ITT claims that UNOCAL is not the law of Nevada and that no heightened scrutiny should apply here. ITT is wrong. As discussed more fully in Hilton's opposition to ITT's motion to dismiss in HILTON v. ITT, CV-S-97-00095-PMP (RLH) (pp. 13-16),
              NRS 78.138 does not undermine the applicability of the heightened scrutiny standard. The Nevada statute codifies a board's control over corporate affairs, requires them to act in good faith, and allows boards to "resist a change or potential change in control" upon a determination that it is "not in the best interest of the corporation," including the "interests of the corporation's stockholders" and other corporate constituencies. These same principles apply in Delaware, as UNOCAL itself makes clear. 493 A.2d at 953, 955-57. The
              Nevada statute codifies UNOCAL and in no way reflects an intention to reject that standard.




              ITT's.  If Hilton's half cash, half stock bid is "coercive" as

              ITT claims, then ITT's cash self-tender offer for 25.7% of the company's stock is far more "coercive."  There is no reason to credit ITT's speculation that Hilton will not be able to manage

              Sheraton's foreign properties or that Hilton will enter into a transaction with HFS that would diminish the value of assets that it has offered to buy for $8.4 billion.  Hilton is an experienced hotel operator with a respected management team and operations around the world.  Hilton shareholders will have a major stake in the combined entity, and will be investing side-

              by-side with ITT shareholders who receive stock in the combined company.  The combined company will be an investment grade credit and will be able to compete vigorously.  The only real

              "threat" posed by a Hilton takeover is to the continued

              employment of members of ITT senior management and Mr.

              Weadock's desire to "retire from ITT Sheraton eight years from now at age 65."

                        ITT's defensive actions are also grossly

              disproportionate to the "threat" that ITT's directors claim they perceive.  Their contention that Hilton's $70 bid is

              "inadequate"  is no justification here, where ITT represented to this Court that by delaying its annual meeting, it would enable shareholders "to make a more informed decision as to the real value of both ITT and the Hilton Transaction."  Nussbaum

              Aff. Ex. L at 10.  In light of this representation, ITT and its directors cannot be heard to argue that it is necessary to take away the shareholders' right to vote the incumbent board out of office at this year's annual meeting because the shareholders might act out of "'ignorance or mistaken belief' regarding the

              Board's assessment of the long-term value of [ITT] stock."

              Unitrin, 651 A.2d at 1385.  Nor can ITT argue that it is

              appropriate for the directors to erect a $1.26 billion "tax pill"







              that has the effect of precluding Hilton's bid.*  A "board

              'does not have unbridled discretion to defeat any perceived threat by any Draconian means available.'"  Unitrin, 651 A.2d at 1387.

                        ITT's plan is draconian.  It is designed to preclude

              the shareholders from ever considering a Hilton bid.  In

              circumstances like these, courts have not hesitated to enjoin board action designed to defeat an unsolicited bid.  E.g., AC

              Acquisitions Corp. v. Anderson, Clayton & Co., 519 A.2d 103,

              113 (Del. Ch. 1986) ("not reasonable" for target company to structure defensive transaction "so as to preclude as a

              practical matter shareholders from accepting" a hostile bid);

              Grand Metropolitan Public Ltd. v. Pillsbury Co., 558 A.2d 1049,

              1058 (Del. Ch. 1988) (enjoining Pillsbury's proposed spin off of its Burger King subsidiary); NCR Corp. v. AT&T, 761 F. Supp.

              475, 500 (S.D. Ohio 1991) (enjoining implementation of employee stock plan whose primary purpose was to "impede corporate

              democracy" and "perpetuate [management's] control of the

              company").

              VII.  THE ITT DIRECTORS HAVE BREACHED
                    THEIR FIDUCIARY DUTIES UNDER REVLON

                        In Revlon, Inc. v. MacAndrews & Forbes Holdings,

              Inc., 506 A.2d 173 (Del. 1985), the Supreme Court of Delaware

              stated "when . . . dissolution of the company becomes

              inevitable, the directors cannot fulfill their enhanced Unocal duties by playing favorites with the contending factions.  Mar-

              ket forces must be allowed to operate freely to
              _____________________
              * The highly conditional opinion of ITT's counsel -- I.E., that while the spin-offs "should not create a tax-related impediment" to Hilton, the "issue is not free from doubt"-- cannot justify the directors' actions. The opinion on its face indicates that the directors should have appreciated that uncertainty over a $1.4 billion tax liability alone would create a massive impediment to Hilton's bid. Moreover, Professor Wolfman's affidavit establishes that the $1.4 billion tax impediment is real and that there was no reasonable basis for ITT's counsel to conclude that the spin-offs "should not" create a tax impediment for Hilton. Even if the directors' reliance on the opinion would save them from personal liability for damages, it cannot save them from the entry of an injunction for accpeting an opinion that on its face waved a "red flag" and that is wrong. SEE NCR CORP. v. AT&T, 761 F. Supp. at 495 (business judgment rule does not apply where management "failed to make the Board aware of key information" and where the directors failed "to examine the plan with a critical eye"); MILLS ACQUISITION CO. v. MACMILLAN, INC., 559 A.2d 1261, 1279 (Del. 1989) ("judicial reluctance to assess the merits of a business decision ends in the face of illicit manipulation of a board's deliberative processes").







              bring the target's shareholders the best price available for their equity."  506 A.2d at 184.  This principle was affirmed in Paramount Communications Inc. v. QVC Network Inc., 637 A.2d

              34, 43 (Del. 1994), where the Court held that "where, in

              response to a bidder's offer, a target abandons its long-term strategy and seeks an alternative transaction involving the breakup of the company," the directors must "act[] reasonably to seek the transaction offering the best value."

                        The ITT directors have not even pretended to fulfill

              these duties.  The ITT board has not met or negotiated with

              Hilton; has declined to give Hilton corporate information; has sought to impede Hilton's bid in regulatory fora; and has

              sought to consummate a plan that is economically inferior to

              Hilton's bid and that, if consummated, that would preclude acceptance of the Hilton bid.  Thus, if Revlon duties apply,

              ITT's directors have undeniably violated them.

                        ITT's argument is that its directors have no Revlon

              duties.  First, it contends that Revlon is not the law in

              Nevada.  But Revlon is simply an extension of the basic prin-

              ciples of the fiduciary law that requires directors to act in the best interest of the corporation, its shareholders and other constituencies and that is recognized in Nevada as in all jurisdictions.  That is why Revlon's articulation of the common law fiduciary duties of corporate directors has been followed by every court outside of Delaware that has considered the question.  In re C-T of Virginia, Inc., 958 F.2d 606, 612 (4th

              Cir. 1992); Cottle v. Storer Communications, Inc., 849 F.2d

              570, 576 (11th Cir. 1988); Edelman v. Freuhauf Corp., 798 F.2d

              882, 886-87 (6th Cir. 1986); Bayberry Assocs. v. Jones, 783

              S.W.2d 553, 560-61 (Tenn. 1990).*
              _____________________
              * The only court that has rejected REVLON did so on the basis of a statute that expressly superseded the common law. NORFOLK SOUTHERN CORP. v. CONRAIL, INC., C.A. No. 96-7167
              (D. Pa. Nov. 19, 1996) (construing 15 Pa. Con. Stat. Ann. Sections 1715 ET SEQ. (1995)). ITT argues that NRS 78.138 is such a statute. It is not. As explained in more detail in Hilton's memorandum in opposition to that motion (pp. 16-17), NRS 78.138 does not overturn the common law, it codifies it. REVLON itself recognizes that other constituencies may be considered in RESISTING a takeover, but that when directors decide to break up a company the "whole question fo defensive measures [becomes] moot" and the directors' job is to get "the best price for the stockholders." ID. Nothing in NRS 78.138 relieves Nevada directors of this duty.







                        Second, ITT argues that Revlon does not apply because

              it has not abandoned its long term strategy and is not pursuing a break-up or sale of the company.  The claim is sheer

              hypocrisy.  If one credits ITT's claim that the "new" ITT

              really is new and is not just a continuation of the current ITT with an unauthorized charter amendment, then the directors are transforming "ITT Corporation" from a "globally competitive leader in hotels, gaming, entertainment, and information

              services" into a highly leveraged, European-based publisher of

              Yellow Pages.  On top of this, they are selling effective

              control of "ITT Corporation" to CD&R.  These facts alone

              implicate Revlon.

                        The same conclusion must be reached if one looks

              through the form to the substance of ITT's plan.  In the face of the Hilton offer, ITT has (1) abandoned its long term

              strategy of growing all of its businesses; (2) determined to divide itself into three parts and spin off its hotel and

              gaming and technical school assets; (3) sold $1.7 billion of so-called "non-core assets" (Alcatel, Madison Square Garden and

              WBIS+); (4) agreed to sell $200 million of "core" hotel assets to FelCor; (5) agreed to sell half of the Desert Inn and

              adjacent property to Marvin Davis; (6) threatened to sell other

              "core" assets as well; and (7) determined to spend $2.1 billion cash in a self-tender offer plus $2 billion in a separate ten-

              der offer for the company's outstanding debt.

                        The result is a dramatic transformation of ITT and a

              break-up of ITT as it existed on the day that Hilton announced its offer.  In these circumstances, Revlon requires the ITT board to pursue a transaction with Hilton if that would result in the highest price.  ITT's Board has not done so.  Its plan should be enjoined.

              VII.   HILTON AND THE ITT SHAREHOLDERS WILL SUFFER
                     IRREPARABLE INJURY IN THE ABSENCE OF INJUNCTIVE RELIEF

                        Hilton and its fellow ITT shareholders will suffer

              irreparable harm in the absence of injunctive relief.  If ITT's plan is effected, ITT shareholders will lose their right








              to exercise their corporate franchise unimpeded by board

              interference.  "'[T]he denial or frustration of the right of shareholders to vote their shares or obtain representation on the board of directors amounts to an irreparable injury.'"

              Shoen, 885 F. Supp. at 1352 (citations omitted).  Accord AHI

              Metnall, L.P. v. J.C. Nichols Co., 891 F. Supp. 1352, 1359

              (W.D. Mo. 1995) ("'Courts have consistently found that

              corporate management subjects shareholders to irreparable harm by denying them the right to vote their shares or unnecessarily frustrating them in their attempt to obtain representation on the board of directors.'") (quoting International Banknote Co.

              v. Muller, 713 F. Supp. 612, 623 (S.D.N.Y. 1989)); Beztak Co.

              v. Bank One Columbus, N.A., 811 F. Supp. 274, 284 (E.D. Mich.

              1992) (loss of stock voting rights constitutes irreparable harm); ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094, 1101

              (D. Mass. 1990).

                        ITT cannot legitimately claim that Hilton can simply

              drop its proxy contest for the current ITT and pursue a new,

              two-year plus campaign to take over the "new" ITT.  The

              insurgents in Shoen could have been required to renew their proxy contest the following year.  This Court held that the insurgents would suffer irreparable injury if they were forced to pursue that route and granted an injunction.  The argument that Hilton can continue also ignores the massive tax

              impediment created by ITT -- the $1.26 billion tax pill.  And it "ignores the realities of the marketplace. . . .  The fact that [Hilton] can still attempt to replace the Board over a period of time does not serve to make up for the loss of a realistic chance for immediate success."  NCR Corp. v. AT&T,

              761 F. Supp. 475, 501 (S.D. Ohio 1991).  See also Moelis Dec.

              Paragraph 14; Hyde Park Partners, L.P. v. Connolly, 839 F.2d

              837, 853 (1st Cir. 1988) ("It is obvious that timing is

              everything with tender offers"); Dan River, Inc. v. Icahn, 701

              F.2d 278, 284 (4th Cir. 1983) (delay in tender offer gives man-

              agement "time to regroup and consolidate" during which its

              "chances are enhanced.  The potential harm to [the acquiror],

              then, is loss of its best opportunity to seize control of [the target].").

                        Consummation of ITT's split-up will also cause Hilton

              irreparable injury because once ITT effects its spin-offs, the

              $1.26 billion "tax pill" will be in place and the







              structure of the company will be drastically altered.  These factors led the Court in Grand Metropolitan Public Ltd. v.

              Pillsbury Co., 558 A.2d 1049, 1061 (Del. Ch. 1988), to enjoin

              Pillsbury from spinning-off its Burger King subsidiary in the face of Grand Met's hostile bid.  In so doing, the Court

              rejected Pillsbury's argument that "its Board is in control of the Corporation" and that the directors should be permitted to

              "go about its business of creating value for its shareholders,"

              holding that the absence of an injunction would "invite chaos for Pillsbury and its shareholders, and possibly for third parties. . . .  Given the uncertainties which now shroud

              corporate affairs . . . the planned Burger King spin-off should not be made, at least at this time."  The same conclusion holds here.

                        This Court should have no hesitancy in issuing an

              injunction.  As Judge Friendly wrote almost 30 years ago, in the tender offer context, "the application for a preliminary injunction is the time when relief can best be given."

              Electronic Specialty Co. v. International Controls Corp., 409

              F.2d 937, 947 (2d Cir. 1969).  Judge Friendly's observation remains true today.  See Paramount Communications Inc. v. QVC

              Network Inc., 637 A.2d 34 (Del. 1994) (enjoining $5 billion tender offer); Hanson Trust PLC v. ML SCM Acquisition, Inc.,

              781 F.2d 264 (2d Cir. 1986) (enjoining $1 billion leveraged buyout); NCR Corp. v. AT&T, 761 F. Supp. 475 (S.D. Ohio 1991)

              (enjoining $500 million defensive stock issuance); Mills Ac-

               quisition Co. v. Macmillan, 559 A.2d 1261 (Del. 1989)

              (enjoining $2.5 billion defensive recapitalization); Black &

              Decker Corp. v. American Standard, Inc., 682 F. Supp. 772 (D.

              Del. 1988) (enjoining $1.7 billion defensive recapitalization);

              Koppers Co. v. American Express Co., 689 F. Supp. 1371 (W.D.

              Pa. 1988) (enjoining $1.7 billion tender offer).

                        Any injunction that this Court issues should also

              include an order requiring ITT to proceed with its annual

              meeting for the election of directors by no later than November

              14.  As noted in the accompanying Burch Affidavit, there is no indication that ITT has yet taken steps to hold that meeting on a timely basis.  Not content to thumb their noses at the

              shareholders, ITT and its directors also appear to be prepared to thumb their noses at



              the statutory requirements imposed by NRS 78.330 and at this

              Court's decision interpreting that provision.  They should not be permitted to do so.

                        Finally, ITT will not suffer any harm if an

              injunction is issued.  The only consequence would be that ITT would have to proceed with its annual meeting.  There is no harm in requiring ITT and its directors to face the owners of the company.

              IX.  CONCLUSION

                        ITT's plan is an illegal entrenchment device that was

              deliberately structured to deprive the shareholders from

              exercising their voting rights and to preclude Hilton from proceeding with its bid.  The directors' plan should be

              enjoined.  ITT should be ordered to proceed with its annual meeting by no later than November 14.

                        DATED this 25th day of August, 1997.


                                            WACHTELL, LIPTON, ROSEN & KATZ


                                            By /s/ Bernard W. Nussbaum
                                              BERNARD W. NUSSBAUM
                                              KENNETH B. FORREST
                                              ERIC M. ROTH
                                              MARC WOLINSKY
                                              MEIR FEDER
                                              SCOTT L. BLACK
                                              51 West 52nd Street
                                              New York, New York  10019

                                            STEVE MORRIS
                                            KRISTINA PICKERING
                                            MATTHEW MCCAUGHEY
                                            SCHRECK MORRIS
                                            1200 Bank of America Plaza
                                            300 S. Fourth Street, #1200
                                            Las Vegas, Nevada  89101

                                            Attorneys for Defendants-
                                            Counterclaimants
                                            HILTON HOTELS CORPORATION
                                            and HLT CORPORATION



                                 CERTIFICATE OF SERVICE


                        Pursuant to Fed. R. Civ. P. 5(b), I certify that I am

              an employee of Wachtell, Lipton, Rosen & Katz, and that on this day I served a true copy of the foregoing enclosed in a sealed envelope:



              VIA OVERNIGHT DELIVERY:

                                       Thomas F. Kummer
                                       Kummer Kaempfer Bonner & Renshaw
                                       7th Floor
                                       3800 Howard Hughes Parkway
                                       Las Vegas, Nevada  89109

              VIA HAND DELIVERY:

                                       Rory Millson
                                       Cravath, Swaine & Moore
                                       Worldwide Plaza
                                       825 Eighth Avenue
                                       New York, New York  10019-7475

                        Dated this 25th day of August, 1997.



                                            By /s/ Scott M. Black
                                              Scott M. Black




              SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW MCCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              KENNETH B. FORREST
              ERIC M. ROTH
              MARC WOLINSKY
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Defendants-Counterclaimants

                                 UNITED STATES DISTRICT COURT

                                      DISTRICT OF NEVADA

              ITT CORPORATION, et al.,           )
                                                 )
                      Plaintiffs,                )
                                                 )   CV-S-97-00893-PMP (RLH)
                      -vs-                       )
                                                 )
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                      Defendants.                )   DECLARATION OF
                                                 )   STEPHEN F. BOLLENBACH
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                      Counterclaimants,          )
                                                 )
                      -vs-                       )
                                                 )
              ITT CORPORATION, BETTE B.          )
              ANDERSON, RAND V. ARASKOG,         )
              NOLAN D. ARCHIBALD, ROBERT A.      )
              BOWMAN, ROBERT A. BURNETT,         )
              PAUL G. KIRK, JR., EDWARD C.       )
              MEYER, BENJAMIN F. PAYTON,         )
              VIN WEBER and MARGITA E. WHITE,    )
                                                 )
                      Counterclaim Defendants.   )
                                                 )

                            DECLARATION OF STEPHEN F. BOLLENBACH


                        STEPHEN F. BOLLENBACH declares as follows:

                        1.   I am the President and Chief Executive Officer

              of defendant and counterclaimant Hilton Hotels Corporation

              ("Hilton").  I respectfully submit this declaration in support of the motion by Hilton and HLT Corporation for injunctive and declaratory relief restraining plaintiffs ITT Corporation and the ITT Board of Directors from implementing their so-called

              "Comprehensive Plan."

                        2.   Hilton commenced its tender offer for ITT in

              January 1997 in the belief that the combination of Hilton and

              ITT would bring together two of the world's most respected lodging and gaming companies.  Seven months later, Hilton con-

              tinues to believe that a combination between Hilton and ITT would be of enormous benefit to each company and its respective shareholders.  On August 6, 1997, Hilton announced an increase in its offer, $70 per share, which represents a 64% premium over ITT's trading price prior to the commencement of Hilton's original offer in January.

                        3.   Hilton's revised offer represents a full and

              attractive price for ITT stock, which has recently traded at prices well below $70 per share.  Nevertheless, ITT's Board of

              Directors -- who have refused to engage in any negotiation with

              Hilton since the announcement of its initial bid -- are appar-

              ently intent upon depriving ITT shareholders of the opportunity to decide for themselves whether to accept Hilton's bid.  The

              ITT Board instead adopted what it calls a "Comprehensive Plan".





              The centerpiece of the Plan is the placement of ITT's "core"

              hotel and gaming operations into a new Nevada subsidiary that will be spun off to ITT shareholders.  The "new" ITT, unlike the current ITT, will have a "staggered board", which means that it will require at least two annual meetings -- until,

              perhaps, May 1999 -- for Hilton to replace a majority of the directors.  Even more significant, the spinoff of the "new" ITT will make it impossible for Hilton to acquire over 50% of that company in a cash and stock bid without subjecting itself to the risk of a $1.26 billion tax liability -- a risk so great that Hilton could not proceed with its current bid.  The ITT

              Board is determined to implement this preclusive defense in

              September 1997, without a shareholder vote and some two months before the November date by which this Court has held that ITT must hold its next annual meeting.  If the ITT Board has its way, by November 1997, ITT as it now exists will no longer ex-

              ist.

                        4.   Unless ITT is enjoined by this Court, ITT share-

              holders will lose the opportunity to choose between Hilton's

              $70 bid and the Comprehensive Plan.  Hilton strongly believes that ITT's shareholders, as the owners of the company, should be allowed to decide the future of their company for them-

              selves, and this Court should prevent ITT's directors from de-

              priving ITT's shareholders of a meaningful opportunity to de-

              cide whether they prefer Hilton's $70 offer to ITT's Comprehen-

              sive Plan.





                               Hilton's Initial Tender Offer

                        5.   On January 27, 1997, I sent a letter to Mr. Rand

              V. Araskog, ITT's Chairman and Chief Executive Officer, advis-

              ing him of Hilton's intention to commence a tender offer for

              50.1% of the outstanding shares of ITT stock at $55 per share to be followed by a second-step merger in which ITT sharehold-

              ers would receive $55 in Hilton stock for each ITT share that they own.  See Exhibit A.  My letter stated that a review of

              ITT's non-public information could result in an even higher bid.  I added that Hilton preferred to work with ITT's Board and management toward the prompt consummation of a negotiated transaction and, to that end, we were "ready at a moment's no-

              tice to commence discussions about the details of a combina-

              tion."  Hilton formally commenced its tender offer on January

              31.

                        6.   Both my January 27 letter and Hilton's press

              release announcing our tender offer made clear that, while ITT is a diversified conglomerate, Hilton's interest in ITT focused on its hotel and gaming assets.  Thus, in the January 27 an-

              nouncement, Hilton stated that it believed that the "combina-

              tion of ITT and Hilton would bring together two of the world's leading lodging companies as well as two premier gaming busi-

              nesses" and that "ITT's owned full-service hotel portfolio,

              along with its major gaming presence in Las Vegas, Atlantic

              City and other jurisdictions, fits perfectly with [Hilton's]

              stated growth objectives."  Hilton's announcement added that,

              if it acquired control of ITT, it would "carefully review"

              ITT's remaining businesses and that "the monetization of





              [those] nonstrategic assets, and a focus on the company's core business lines" would "create even more value for the share-

              holders of the combined companies."  See Exhibit B.

                        7.   ITT has a number of anti-takeover provisions in

              place, including its Shareholder Rights Plan.  The Hilton ten-

              der offer and second-step merger cannot be consummated unless the ITT Board removes or makes ITT's various anti-takeover de-

              vices inapplicable to Hilton's bid.

                        8.   Because the ITT Board of Directors has the power

              to remove these impediments and permit ITT's shareholders to decide for themselves whether they want to accept Hilton's ten-

              der offer, Hilton coupled its tender offer with a proxy contest to replace ITT's incumbent Board.  On February 11, 1997, in accordance with the requirements of Section 2.2 of ITT's by-

              laws, Hilton gave notice to ITT of its intention to nominate a slate of candidates for election as directors to the ITT board at the 1997 annual meeting and its intention to present a reso-

              lution urging the Board to arrange a sale of the company to

              Hilton or any higher bidder.  Hilton has cleared its proxy ma-

              terials with the SEC and has been soliciting proxies from ITT's shareholders.  The Hilton slate is committed, subject to its fiduciary duties, to remove the obstacles to consummation of

              Hilton's proposed tender offer and merger.

                        9.   By letters to Mr. Araskog dated January 31, 1997

              and February 11, 1997, I reiterated Hilton's desire to meet with ITT to discuss our proposed combination.  See Exhibits C,

              D.  My February 11 letter advised Mr. Araskog that "[w]e stand



              ready to meet with you at any time and to answer any questions you or your directors may have."  Mr. Araskog never responded.

                                 The ITT Board Rejects the
                                 Hilton Bid and Begins the
                                      Break-Up of ITT

                        10.  The ITT Board of Directors formally rejected

              Hilton's offer on February 11, 1997.  Though the ITT Board at-

              tempted to justify its rejection of Hilton's offer by citing

              "uncertainties as to the actual value" of the Hilton securities to be offered in the proposed second-step merger and the "lack of sufficient disclosure in Hilton's tender offer", the ITT

              Board did not ask Hilton to provide any additional information about its offer or the merger consideration.  Moreover, while

              Hilton had stated that a review of ITT's non-public information could result in an even higher offer, the ITT Board did not give Hilton the opportunity to review any such information.

                        11.  While it rejected Hilton's offer and ignored

              Hilton's invitation to negotiate, the ITT Board adopted a por-

              tion of Hilton's strategy for ITT by announcing on February 11 that it would now focus on ITT's "core" hotel and gaming busi-

              nesses and seek to create shareholder value through the "mon-

              etization" of the company's non-core assets.  The ITT Board has since authorized management to engage in a series of transac-

              tions which collectively amount to an abandonment of ITT's long-term strategy and a break-up of the company.  The initial group of transactions involved the disposition of ITT assets outside of its "core" hotel and casino businesses.  These

              transactions included the sale of ITT's 7.5 million shares of

              Alcatel Alsthom for approximately $830 million, the sale of



              ITT's 50% interest in Madison Square Garden arena cable network and related sports franchises for approximately $650 million,

              and the sale of its interest in WBIS+, a New York television station, for $128.8 million.

                        12.  In an apparent effort to drive Hilton away, ITT

              also embarked upon a scheme to dispose of ITT's "core" hotel assets in a fashion that threatens to impede, if not preclude,

              Hilton or any other potential bidder from acquiring control of

              ITT without the consent of the incumbent ITT board.  On May 19,

              1997, ITT and FelCor Suite Hotels, Inc. ("FelCor"), a Dallas-

              based real estate investment trust, announced the creation of a

              "long term strategic alliance" beginning with an agreement in principle for FelCor to purchase five hotels from ITT for $200 million.  The proposed transaction called for ITT to receive additional consideration in the form of a management contract which allows ITT to manage the hotels for a period of 20 years.

              The proposed management agreement would include a change of control penalty provision entitling FelCor to terminate ITT's right to manage the hotels -- and terminate its obligation to pay management fees to ITT -- in the event of a change of con-

              trol of ITT that is not approved by the incumbent directors.

              The existence of this provision was concealed by ITT when it announced the agreement in principle with FelCor.  The FelCor transaction was apparently part of a larger effort for in early

              June 1997, The Wall Street Journal reported that ITT was enter-

              taining bids for several of its "crown jewel" hotels, while








              "demanding that purchasers of the marquee properties sign man-

              agement contracts with ITT" including change of control penalty provisions.

                        13.  In two separate letters to the ITT Board of Di-

              rectors dated June 2 and June 9, I objected to ITT's placement of change of control provisions in the FelCor management con-

              tract, as well as its threatened sale of "crown jewel" prop-

              erties on similar terms.  See Exhibits E, F.  I advised the ITT

              Board that Hilton was a "ready, willing and able buyer for

              ITT's core assets," that Hilton could offer more for those as-

              sets than any other qualified purchaser, and that Hilton would not require any change of control penalty provisions in any management contract with ITT.  My letters of June 2 and June 9 reiterated Hilton's requests to meet with ITT's representatives to negotiate a transaction.  As before, these requests were ignored.

                        14.  Without responding to either of my letters, ITT

              entered into definitive agreements with FelCor and proceeded to close the transaction.  Under its management agreement with

              ITT, FelCor's affiliate has the option to terminate the manage-

              ment contract 30 days after a "Change of Control" -- defined as

              (i) the acquisition of more than 35% of ITT's voting stock within two years after a tender offer or proxy solicitation by the acquiror if the tender offer or proxy solicitation was not approved by a majority of the ITT directors in office at the time it was commenced, or (ii) the election of a majority of the ITT Board of Directors pursuant to a solicitation of prox-

              ies from ITT shareholders if the solicitation was not approved





              by a majority of the ITT directors in office at the time it was commenced.

                        15.  Though ITT claims that FelCor requested the

              change of control penalty provision, that provision does not serve any legitimate purpose of FelCor because FelCor's right to terminate arises only if the incumbent ITT Board permits it to arise.  FelCor may terminate only if control of ITT is

              transferred in a transaction that is not approved by a majority of the incumbent directors; in that instance, FelCor has a right to terminate its management contract even if the acquiror is a world-class operator of hotels, such as Hilton.  But if

              ITT's incumbent Board decides to sell control of the company to a wholly incompetent hotel operator, FelCor has no right to terminate as a result.

                        16.  The change of control penalty provision in the

              FelCor management agreement also serves to deter ITT sharehold-

              ers from freely exercising their right to vote out the incum-

              bent directors in a proxy fight whether or not such proxy fight arises out of an attempt to acquire ITT shares.  Victory in any such proxy fight (i.e., replacement of a majority of ITT's di-

              rectors) could result in the termination of the management con-

              tracts by the hotel owners and the resultant loss of millions of dollars in management fees by ITT.

                        17.  ITT continues to dispose of "core" assets and to

              enter into change of control penalty provisions designed to deter Hilton and entrench ITT's management.  On August 3, 1997,

              ITT announced that it was disposing of 50 percent of both the






              Desert Inn Resort and Casino in Las Vegas and 34 acres of adja-

              cent property (the "Desert Inn transaction").  ITT has entered into an agreement in principle with Davis Gaming, L.L.C., a company owned by Marvin Davis, providing that ownership of the

              Desert Inn and adjacent property will be sold to a joint ven-

              ture owned 50 percent by Davis Gaming and 50 percent by ITT

              (the "Desert Inn Agreement").  According to the announcement,

              ITT will receive $250 million for the 50 percent interest being acquired by Davis Gaming.  As part of the Desert Inn transac-

              tion, ITT will manage the Desert Inn for ten years with an op-

              tion to extend the management agreement for another ten years and, should the joint venture build a new hotel and casino on the adjacent parcel, ITT will manage that as well.  The agree-

              ment in principle provides that the management agreement will include a change of control provision substantially identical to the provision in the agreement with FelCor.

                                    The ITT Board Adopts
                                   the Comprehensive Plan

                        18.  On July 16, 1997, ITT announced that at a meet-

              ing held the previous day, its Board of Directors reassessed

              Hilton's tender offer in light of developments since February

              11 and "unanimously reaffirmed its conclusion" that Hilton's offer was "inadequate and not in the best interests of [ITT]."

              At the same time, ITT announced that its Board has unanimously approved the adoption of the Comprehensive Plan.

                        19.  The Comprehensive Plan consists of several major

              elements.  The first major element involves the spin-off of two of ITT's three remaining businesses (the "Spin-offs").  All of





              ITT's "core" hotel and gaming assets will be placed in a newly formed Nevada subsidiary that will be renamed "ITT".  Subject to the satisfaction of various conditions, including the ap-

              proval of gaming authorities in several states, ITT intends to distribute as a stock dividend to its shareholders all of the common stock of "new" ITT and all of ITT's shares in its 83.3%-

              owned technical school subsidiary, ITT Educational Services,

              Inc. ("ESI").  Following the Spin-offs, the current ITT's sole remaining business will be telephone directories publishing.

              That company will be renamed ITT Information Services, Inc.

              ("ISI").

                        20.  A second major element of the Comprehensive Plan

              involves ITT's repurchase through a cash tender offer of up to

              30 million shares of its common stock (approximately 25.7% of its outstanding shares) at a price of $70 per share, or a total of $2.1 billion (the "Equity Tender Offer").  ITT commenced the

              Equity Tender Offer on July 17, 1997.

                        21.  A third major element of the Comprehensive Plan

              is the allocation of ITT's indebtedness between "new" ITT and

              ISI.  (ITT claims that, for regulatory reasons, ESI cannot in-

              cur significant indebtedness.)  To facilitate this allocation,

              on August 11, 1997, ITT commenced a tender offer for all $2.0 billion of its publicly held debt securities and to repay cer-

              tain other indebtedness (the "Debt Tender Offer").

                        22.  ITT has stated that it intends to consummate the

              Spin-offs, the Equity Tender Offer and the Debt Tender Offer substantially concurrently in late September 1997.  In order to finance these transactions, ISI and "new" ITT will be required


              to incur massive amounts of new debt.  According to ITT's pub-

              lic filings, "new" ITT will be responsible for at least $4.2 billion in indebtedness (representing approximately 63% of its total capitalization on a pro forma basis as of June 30, 1997),

              and ISI will be responsible for approximately $1.265 billion in indebtedness.  The "new" ITT will be a "junk" (i.e., non-

              investment grade) credit.  ITT has also stated that the "high degree of leverage" at "new" ITT and ISI "could have important consequences for stockholders," including (i) impairing each company's ability to obtain additional financing on favorable terms in the future, (ii) reducing funds available for purposes other than debt service, (iii) subjecting each company to re-

              strictive covenants with respect to a number of corporate ac-

              tivities, (iv) placing each company at a competitive disadvan-

              tage, and (v) hindering each company's ability to adjust to market conditions and making it more vulnerable in the event of a downturn in general economic conditions or in its business.

                        23.  A fourth major element of the Comprehensive Plan

              is the sale of effective control of ISI to an entity affiliated with the leveraged buy-out firm of Clayton, Dubilier & Rice,

              Inc. ("CDR").  Following the Spin-offs, a CDR affiliate will purchase approximately 32.9% of the outstanding common stock of

              ISI and warrants to purchase shares representing an additional

              13.7% of its shares for aggregate consideration of $225 mil-

              lion.




                                   The Comprehensive Plan
                                 is an Entrenchment Device

                        24.  In its press release announcing the Comprehen-

              sive Plan, in presentations to stock analysts and in interviews with the financial media, ITT and its agents have endeavored to portray the Comprehensive Plan as a "plan to create shareholder value."  As is evident from the timing, structure and terms of the Plan, it is better understood as a plan to entrench ITT's incumbent management.

              A.   ITT Will Not Let Its Shareholders
                   Vote on the Comprehensive Plan

                        25.  ITT intends to consummate the Comprehensive Plan

              without putting it to a shareholder vote.  Subject to its re-

              ceipt of regulatory approval for the Comprehensive Plan, ITT intends to consummate the Spin-offs, the Equity Tender Offer and the Debt Tender Offer in late September 1997.  Because ITT has deliberately delayed its 1997 Annual Meeting of Sharehold-

              ers until November, ITT will not give its shareholders the op-

              portunity to express their collective view of these transac-

              tions before they occur.

                        26.  This timetable for the implementation of the

              Comprehensive Plan is entirely of ITT's making.  On April 21,

              1997, this Court denied Hilton's motion for a preliminary in-

              junction requiring ITT to hold its 1997 Annual Meeting in May

              1997 and, in that context, preliminarily ruled that ITT is not required under Nevada law to hold its 1997 Annual Meeting until

              November 1997.  Based on ITT's representations that "with ad-

              ditional time the stockholders will be able to make a more in-

              formed decision as to the real value of both ITT and the Hilton



              Transaction", the Court also concluded that Hilton had failed to demonstrate that ITT's directors had breached any fiduciary duty to shareholders by failing to schedule the Annual Meeting in May.  In my view, ITT is now using this Court's ruling as a vehicle for avoiding any shareholder vote on the Comprehensive

              Plan or the composition of ITT's Board before the Plan is con-

              summated.  The only conceivable reason for this is that ITT management fears that its shareholders would reject the Plan and the incumbent directors who have adopted it in favor of nominees who support a negotiated merger with Hilton.

                        27.  ITT's refusal to submit the Comprehensive Plan

              to a vote of its shareholders is in stark contrast to ITT's past practice.  The current ITT is itself the product of a mas-

              sive spin-off.  In 1995, the company formerly known as ITT Cor-

              poration split itself into three public companies -- the cur-

              rent ITT, the company now known as ITT Industries, Inc. (an industrial manufacturer) and the company now known as Hartford

              Financial Services Group (an insurance company).  The former

              ITT (led by the same management team as the current ITT) sub-

              mitted the 1995 spin-off plan to a shareholder vote because, as its public filings stated at the time of that spin-off's "im-

              portance to . . . shareholders."  The Comprehensive Plan is no less important to ITT's current shareholders -- not only be-

              cause of its dramatic effect on the financial structure of the company, but also because of its impact on Hilton's bid.

              Rather than risk defeat in a shareholder vote, the ITT Board






              has decided to cram the Comprehensive Plan down on their share-

              holders before the shareholders can decide whether they want the incumbents to continue to run their company.

              B.   The ITT Board Inserts a "Staggered Board"
                   Provision in the Charter of the "New" ITT

                        28.  Despite the fact that hotels and gaming are

              ITT's "core" businesses, the Comprehensive Plan calls for the spin-off of those businesses and the retention of its telephone directories publishing business, and not vice versa.  The only apparent reason for structuring the Spin-offs in this fashion is to entrench the management team that will run the hotel and gaming businesses -- the businesses that Hilton has stated it is interested in acquiring -- by placing them in a "new" com-

              pany with the same core businesses, same name, same board of directors and same senior management.  Indeed, ITT's public filings make clear that, for accounting purposes, ITT treats the transaction as a spin-off of the telephone directories business, not a spin-off of hotels and gaming.

                        29.  Several features of the Comprehensive Plan are

              designed to ensure that neither Hilton nor any other potential bidder will ever threaten the incumbency of Mr. Araskog and his management team again.  Like the current ITT, the "new" ITT will have the takeover protections of Nevada's Control Share

              Acquisition and Business Combination Statutes and a Shareholder

              Rights Plan.  In its SEC filing pertaining to the Spin-off, the

              "new" ITT acknowledges that these defenses may have the effect of preventing a change of control at the "new" ITT even if it is favored by a majority of the company's shareholders.  The





              ITT Board will also give the "new" ITT a particularly potent defense that the current ITT does not have -- a "staggered board."

                        30.  The "new" ITT's Articles of Incorporation will

              provide that its 11-member Board of Directors will be divided into three classes, each of which will serve for three years with one class being elected each year.  Moreover, the Articles of Incorporation will contain provisions prohibiting stockhold-

              ers from calling a special meeting or acting by written con-

              sent.  As a result, at least two annual meetings of stockhold-

              ers would be required for the stockholders to change a majority of the members of the "new" ITT Board.

                        31.  The import of the "staggered board" provisions

              in the "new" ITT charter is that, once the Spin-offs are con-

              summated, shareholders will be unable to decide for themselves whether to facilitate the sale of the company to Hilton by re-

              placing a majority of the "new" ITT directors with Hilton's nominees at the company's next annual meeting.  Thus, even if

              Hilton successfully waged a proxy contest at the first annual meeting of the "new" ITT, the Hilton nominees would be in the minority on the Board and could not themselves redeem the "poi-

              son pill" or remove the other barriers to a Hilton acquisition.

              Assuming that the "new" ITT really does hold its first annual meeting on November (as ITT has said it will), if the incum-

              bents decide not to hold the second annual meeting of the "new"

              ITT until another 18 months have passed (in accordance with this Court's interpretation of NRS 78.345), Hilton would not be able to change a majority of the members of the "new" ITT Board



              until May 1999.  And Mr. Araskog, who was last elected to the

              Board in May 1996, would not have to stand for re-election by the shareholders until the year 2000.

                        32.  ITT has sought to justify its inclusion of

              "staggered board" provisions in the "new" ITT charter on the grounds that many other companies, including Hilton, have

              "staggered boards."  But Hilton's "staggered board" was adopted pursuant to a shareholder-approved charter amendment.  By con-

              trast, ITT is attempting to amend its charter not through a shareholder vote, but through the vote of the very directors who would be the direct beneficiaries of the proposed amend-

              ment.

              C.   The Comprehensive Plan Contains
                   a "Tax Poison Pill"

                        33.  The Comprehensive Plan further serves to en-

              trench ITT's management because any acquiror of the "new" ITT would be forced to swallow a lethal "tax poison pill."  In an

              SEC filing pertaining to the Comprehensive Plan, the ITT Board has sought to justify its support for the Plan on the grounds that the Spin-Off will be tax-free to ITT and its shareholders.

              Thus, ITT's Board has stated that "[o]nly [ITT] as an indepen-

              dent entity can consummate such a [tax-free] transaction imme-

              diately", whereas an acquiror of ITT in a transaction that is taxable in whole or in part "would be unable to undertake a tax-free spin-off of [ITT] assets for a period of five years."

                        34.  It is my understanding that when companies un-

              dertake a spin-off of the nature and magnitude contemplated by

              ITT, they typically seek a ruling in advance from the IRS in an





              effort to obtain some assurance prior to consummation that the requirements for tax-free treatment have been met.  ITT has stated that it has not sought an IRS ruling in connection with the Spin-offs and that it will not do so.  One can readily in-

              fer that ITT will not seek an IRS ruling because it typically takes four to six months to obtain one, and ITT management is desperate to consummate the Spin-offs before the Annual Meet-

              ing, which must be held in November 1997.

                        35.  In lieu of an IRS ruling, the ITT Board has

              stated that it will rely on a legal opinion from its takeover defense counsel to the effect that the Spin-offs will qualify as tax-free transactions under Section 355 of the Internal Rev-

              enue Code.  In an SEC filing, the "new" ITT acknowledges that if the Spin-offs are consummated and the IRS ultimately dis-

              agrees with the legal opinion of ITT's counsel, the "new" ITT,

              ESI and ISI would incur aggregate tax liability (which under law is the several liability of all three corporations) of $1.4 billion.  ITT's public filings suggest that approximately 90%,

              or $1.26 billion, of this liability will be allocated to the

              "new" ITT under contractual "tax sharing" arrangements.  The

              "new" ITT concedes that this huge tax liability "would have a material adverse effect on the financial position, results of operations and cash flows" of both the "new" ITT and ISI.  This is a vast understatement.  The risk that the "new" ITT would incur liability of this magnitude serves as a powerful deter-

              rent to any acquisition of these companies once the Spin-offs are effected.  Moreover, the "new" ITT's SEC filing concedes that if the IRS concludes that the Spin-offs are not entitled





              to tax-free treatment, ITT's shareholders would be subject to an additional tax liability of $1.4 billion.  The risk that

              ITT's own shareholders might incur this gargantuan liability if the Spin-offs are consummated makes the Board's decision not to follow the prudent course of seeking an IRS ruling and submit-

              ting the Comprehensive Plan to a shareholder vote particularly unreasonable.

                        36.  Even if the IRS were ultimately to conclude that

              the Spin-offs qualify for tax-free treatment under Section 355 of the Internal Revenue Code, the Comprehensive Plan imposes yet another potentially massive tax-related barrier to Hilton's acquisition of the "new" ITT.  ITT's own public filings with respect to the Spin-offs state that:  (i) under the tax law in effect at the time the Board adopted the Comprehensive Plan, if the IRS were to integrate the Spin-off of the "new" ITT and

              Hilton's acquisition of the stock of either ITT or the "new"

              ITT, the Spin-off of the "new" ITT would result in taxable gain for ITT and its shareholders; and (ii) under then-proposed tax legislation which was later passed by Congress, ITT would rec-

              ognize taxable gain in connection with the Spin-off of the

              "new" ITT if 50% or more of the stock of "new" ITT stock were acquired and such acquisition and the Spin-off of the "new" ITT were deemed part of a "plan" or "series of related transac-

              tions" that included the Spin-Off.  As explained in the af-

              fidavit of Harvard Law School Professor Bernard Wolfman, since

              Hilton commenced its acquisition attempt prior to the Spin-Off,

              it would be difficult for Hilton to overcome the statutory pre-

              sumption that any tender offer for "new" ITT stock consummated





              before the second anniversary of the Spin-Off is part of such a

              "plan" or "series of related transactions".  Because "new" ITT has agreed to pay 90% of the tax liability ITT incurs as a re-

              sult of the Spin-offs, Hilton's acquisition of "new" ITT after the Spin-offs could thus result in "new" ITT's incurrence of

              $1.26 billion in tax liability.  The existence and magnitude of this risk would make it impossible for Hilton to proceed with its current bid.

                             The ITT Board's "Rationales" for
                             Adopting the Comprehensive Plan

                        37.  ITT launched the Comprehensive Plan with a bar-

              rage of publicity in which it trumpeted a number of ostensible rationales for adopting the Plan.  These rationales are window dressing, created to obscure the Board's real purpose -- en-

              trenching ITT management.  Thus:

                        (a)  ITT has stated that it adopted the Com-

                             prehensive Plan as "another step in

                             [ITT's] refinement of its strategic plan

                             to focus on hotels and gaming and explore

                             and exploit opportunities to enhance the

                             value of [ITT] within that focus."  In

                             fact, not once before the Hilton offer

                             was commenced did ITT tell its sharehold-

                             ers that its strategy was to (i) sell

                             assets purchased only a year or two after

                             they were acquired (i.e., sale of Madison

                             Square Garden and WBIS+ television sta-

                             tion); (ii) shift from being an owner/





                             operator of hotels to being a hotel man-

                             agement company; (iii) spin off its hotel

                             and casino assets and leverage the spun-

                             off company to turn it into an issuer of

                             junk bonds; or (iv) break up into three

                             more pieces only two years after its last

                             spin-off.

                        (b)  ITT claims that the Comprehensive Plan is

                             "intended to enhance the value of the

                             ongoing investment of stockholders."  As

                             Morgan Stanley's analyst was recently

                             quoted in The Wall Street Journal, how-

                             ever:  "Shuffling the entities around --

                             and even buying back $2.1 billion of

                             stock -- doesn't fundamentally change the

                             underlying value of the entity."  More-

                             over, according to ITT's public state-

                             ments, the Board's conclusion that the

                             Comprehensive Plan will enhance share-

                             holder value rests largely upon the as-

                             sumption that the cash flow from its gam-

                             ing operations will improve by some $170

                             million, or 63 percent, from 1997 to

                             1998.  As explained in the affidavit of

                             Kenneth Moelis of Donaldson Lufkin & Jen-

                             rette, Hilton's financial advisor, that

                             assumption is highly unrealistic.  A

                             Salomon Brothers analyst was recently



                             quoted in The Wall Street Journal:  "Buy

                             into [ITT's] management forecasts at your

                             own risk and recognize that they are the

                             required condition necessary to support

                             materially higher stock prices.  We think

                             it's a shaky foundation."  Indeed the

                             Salomon Brothers analyst reportedly said

                             that "the downside on ITT could be as low

                             as $50 to $55 a share."

                        (c)  ITT also asserts that the Comprehensive

                             Plan will further the interests of its

                             employees because the "displacement to

                             employees of [ITT] that would be expected

                             to occur following consummation of a hos-

                             tile acquisition such as the Hilton

                             Transaction is expected to be signifi-

                             cantly greater than any disruption caused

                             by the Distributions."  But ITT states

                             elsewhere that it has already fired 65%

                             of its headquarters staff in response to

                             Hilton's bid and that, after the Spin-

                             offs are complete, both the "new" ITT and

                             ISI intend to "continue to search for ad-

                             ditional opportunities to rationalize the

                             organization and administration of

                             [their] businesses" -- a euphemism for

                             firing more employees.




                        (d)  ITT contends that the Comprehensive Plan

                             will further the interests of its credi-

                             tors.  As noted above, however, in order

                             to finance the Equity Tender Offer and

                             the Debt Tender Offer, the "new" ITT and

                             ISI will be required to trash their bal-

                             ance sheets by incurring billions of dol-

                             lars in new debt.  Holders of ITT's pub-

                             lic debt securities who fail to tender

                             into the Debt Tender Offer will find that

                             their investment grade paper has been

                             transformed into risky junk bonds.

                        (e)  ITT maintains that the Comprehensive Plan

                             "will allow [ITT] to eliminate at least

                             one tier of corporate-level administra-

                             tion" -- the implication being that the

                             Plan will result in greater efficiencies.

                             This is dubious.  As a result of the

                             Spin-offs, where there is today one com-

                             pany, there will soon be three.  Corpo-

                             rate functions that used to be performed

                             by ITT for each of its subsidiaries will

                             have to be replicated at each of "new"

                             ITT, ESI and ISI, resulting in more, not

                             less, overhead.

                                   Hilton Raises Its Bid

                        38.  On August 6, 1997, I sent a letter to the mem-

              bers of the ITT Board advising them of Hilton's intention to





              increase its cash tender offer for a majority of ITT shares to

              $70 per share, and to complete a second-step merger in which the remaining ITT shares would be converted into shares of Hil-

              ton common stock worth $70 per ITT share, subject to appropri-

              ate "collar" provisions.  See Exhibit G.  Hilton amended its tender offer the following day.

                        39.  In my view, Hilton's revised offer provides

              value to ITT's shareholders far in excess of that provided by the Comprehensive Plan.  First, Hilton's bid is superior be-

              cause it offers more cash.  Hilton is offering to purchase

              50.1% of ITT shares for $70 cash per share, whereas under the

              Equity Tender Offer ITT intends to purchase only 25.1% of its shares at that price.  Accordingly, Hilton affords those share-

              holders who want to cash out at $70 a far greater opportunity to do so.  Second, Hilton is offering ITT shareholders a much stronger "back-end" security than is offered under the Compre-

              hensive Plan because:  (a) a merged Hilton/ITT is a far larger and stronger entity than the three smaller companies that would result from the break-up of ITT; (b) a merged Hilton/ITT offers significant opportunities for synergies -- some $100 million by our estimates -- which cannot be created by breaking ITT up into three separately trading companies; and (c) Hilton will offer ITT's shareholders a protective collar designed to ensure that the Hilton stock ITT shareholders receive in the second-

              step merger will have a value of $70 per share upon issuance,

              while ITT's Comprehensive Plan offers no equivalent protection with respect to the shares of "new" ITT, ESI and ISI.






                             ITT Rejects the Revised Hilton Bid

                        40.  Notwithstanding the clear superiority of

              Hilton's revised bid, on August 14, 1997, ITT announced that its Board had rejected Hilton's revised offer as "inadequate and not in the best interests of the Company."  The ITT Board

              "unanimously recommend[ed] that stockholders of the company reject the Hilton transaction and not tender their Shares pur-

              suant to the Hilton Tender Offer or take any other action to facilitate the Hilton Tender Offer."  This "recommendation" is purely formalistic:  as explained above, the Comprehensive Plan is structured to deprive ITT shareholders of any meaningful opportunity to "facilitate the Hilton Tender Offer."  Unless

              ITT is enjoined by this Court, the ITT Board will force the company's shareholders to accept the Comprehensive Plan and ITT shareholders will never have the opportunity to choose between the Plan and Hilton's superior bid.

                        41.  In conjunction with its rejection of Hilton's

              revised bid, the ITT Board announced that it had sweetened the severance arrangements of several golden parachute agreements of ITT's managers, including of Mr. Araskog and several other senior managers of ITT.  Federal law requires that any execu-

              tive who receives severance payments more than three times his average annual compensation pay a 20 percent excise tax.  Prior to August 14, ITT had agreed to pay these taxes on behalf of several of its most senior executives, including Mr. Araskog,

              only if the company's stock price had reached approximately $71 per share.  As a result of the changes approved by a committee




              of ITT's Board on August 14, ITT has now agreed to pay the ex-

              cise taxes without regard to the trading price of ITT stock.

              In the case of Mr. Araskog, this could mean a tax savings of

              $2.8 million on a severance package of $14 million.  As one expert on executive compensation was quoted at the time:  "Rand

              Araskog has a history of never missing an opportunity to pursue his own self-interest."

                        I declare under penalty of perjury under the laws of

              the United States of America that the foregoing is correct.

                        Executed on August 21, 1997.





                                              /s/ Stephen F. Bollenbach
                                                  Stephen F. Bollenbach






                                      EXHIBITS OMITTED


              EXHIBIT A   Letter from Bollenbach to Araskog, dated January
                          27, 1997

              EXHIBIT B   Hilton Hotels Corporation Corporate News Press
                          Release, Hilton Offers to Acquire ITT Corporation, dated January 27, 1997

              EXHIBIT C   Letter from Bollenbach to Araskog, dated January
                          31, 1997

              EXHIBIT D   Letter from Bollenbach to Araskog, dated February
                          11, 1997

              EXHIBIT E   Letter from Bollenbach to ITT Corporation Board of
                          Directors, dated June 2, 1997

              EXHIBIT F   Letter from Bollenbach to ITT Corporation Board of
                          Directors, dated June 9, 1997

              EXHIBIT G   Letter from Bollenbach to ITT Corporation Board of
                          Directors, dated August 6, 1997












              SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW MCCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              KENNETH B. FORREST
              ERIC M. ROTH
              MARC WOLINSKY
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Defendants-Counterclaimants

                                UNITED STATES DISTRICT COURT

                                     DISTRICT OF NEVADA

              ITT CORPORATION, et al.,           )
                                                 )
                   Plaintiffs,                   )
                                                 )  CV-S-97-00893-PMP (RLH)
                   -vs-                          )
                                                 )
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                   Defendants.                   )  DECLARATION OF
                                                 )  DANIEL FISCHEL
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                   Counterclaimants,             )
                                                 )
                   -vs-                          )
                                                 )
              ITT CORPORATION, BETTE B.          )
              ANDERSON, RAND V. ARASKOG,         )
              NOLAN D. ARCHIBALD, ROBERT A.      )
              BOWMAN, ROBERT A. BURNETT,         )
              PAUL G. KIRK, JR., EDWARD C.       )
              MEYER, BENJAMIN F. PAYTON,         )
              VIN WEBER and MARGITA E. WHITE,    )
                                                 )
                   Counterclaim Defendants.      )
                                                 )

                               DECLARATION OF DANIEL FISCHEL


                        DANIEL FISCHEL declares as follows:

                        1.   I am the Lee and Brena Freeman Professor of Law

              and Business at the University of Chicago Law School, and Ex-

              ecutive Vice President of Lexecon Inc., a consulting firm that specializes in the application of economics to a variety of legal and regulatory issues.  I have also served as Director of the Law and Economics Program at The University of Chicago Law

              School and as Professor of Law and Business at The University

              of Chicago Graduate School of Business.

                        2.   Much of my research, teaching and consulting has

              focused on corporations, mergers and acquisitions, and the regulation of financial markets.  I have published

              approximately 45 articles in leading legal and economics jour-

              nals, including numerous articles relating to corporate control contests, and am co-author, with Judge Frank Easterbrook of the

              Seventh Circuit Court of Appeals, of the book The Economic

              Structure of Corporate Law (Harvard University Press).  Courts

              of all levels, including the Supreme Court of the United

              States, have cited my articles as authoritative.  See, e.g.,

              Central Bank v. First Interstate Bank, 114 S.Ct. 1439 (1994);

              Basic Inc. v. Levinson, 485 U.S. 224, 246 n.24 (1988); and

              Edgar v. MITE Corp., 457 U.S. 624, 643 (1982).

                        3.   I am a member of the American Finance Associa-

              tion and the American Economics Association.  I am also a mem-

              ber of the Board of Directors of the Center for the Study of

              the Economy and the State at The University of Chicago, and a

              former chairman of the American Association of Law Schools'

              Section on Law and Economics.  I have testified as an expert witness in a number of federal and state court proceedings,

              often in cases involving contests for corporate control.

                        4.   I respectfully submit this affidavit in support

              of the motion of Hilton Hotels Corporation and HLT Corporation for injunctive and declaratory relief and in opposition to the request of ITT Corporation for declaratory relief.  This af-

              fidavit primarily addresses the "staggered board" aspects of what ITT has termed its "Comprehensive Plan,"





              and Professor Jonathan R. Macey's July 15, 1997 memorandum to the ITT board seeking to justify that aspect of its plan.  My conclusion is that the ITT directors' decision to adopt a

              staggered board for "new" ITT without a shareholder vote -- and thereby effectively extend their terms in office -- offends bedrock principles of shareholder democracy.

                        5.   ITT, and Professor Macey, defend the institution

              of a staggered board by arguing, in essence, that staggered boards are a good idea.  Specifically, they argue that such boards are common; that they they provide benefits such as

              "continuity" and "stability" in board membership; and that they do not unduly hinder takeover attempts.  Even assuming for the sake of argument that staggered boards can be a good idea for shareholders -- a highly controversial assumption with which I am, frankly, inclined to disagree -- what ITT and Prof. Macey ignore is that the decision whether to adopt such a board is a decision for shareholders, not the board itself.

                        6.   For this reason, ITT's reliance on the fact that

              many American companies have staggered boards is highly

              misleading.  While it is true that many companies have stag-

              gered boards, it clearly is not true that the experience of those companies provides any precedent for what the ITT board is attempting to do here.  Staggered boards are typically put in through a shareholder vote, not by vote of the very direc-

              tors whose terms in office are thereby extended.  Thus, far from being the unremarkable event ITT seeks to portray, the ITT board's effort to make this fundamental change without share-

              holder approval is, to say the least, highly unusual -- as is its effort to evade the usual protections against such a

              reallocation of shareholders' rights to the directors by

              spinning the bulk of the company into a "new" corporate shell whose charter just happens to provide for a staggered board.

              And the directors' decision to do all of this precisely when faced with an impending proxy fight to replace them only adds to the novelty.

                        7.   To be sure, ITT can undoubtedly cite examples of

              spin-offs in which the new company is created with a staggered board without any shareholder vote.  These examples are of no relevance to the transaction at issue here.  Such spun-off entities typically comprise only a relatively small part of the original company, and they are typically





              created as free-standing entities with a new board and separate management.  In the present case, in which "new" ITT will have the same management and board as, and include almost all of the significant assets of, current ITT, "new" ITT and current ITT are essentially the same thing.  In such circumstances, the board's decision to create "new" ITT with a staggered board is indistinguishable from a decision to change current ITT into a staggered-board company.

                        8.   In addressing such a change from an annually-

              elected to a staggered board, it is important to note that there is good reason for the usual prerequisite of holding a shareholder vote.  The adoption of a staggered board goes to the heart of the principal-agent relationship between

              shareholders and directors that defines the American system of corporate governance.  In that system, directors are delegated a great deal of authority by shareholders, but that authority is always subject to the shareholders' right to determine the ultimate direction of the company by determining the

              composition of the board.  Indeed, a principal rationale for the discretion granted to directors as agents is that

              shareholders can always reverse their agents' decisions by vot-

              ing them out of office.  This right is shareholders' primary --

              and often their sole -- protection against the possibility that the corporation's directors and officers may elevate their own interests over those of their principals, the shareholders.

                        9.   The adoption of a staggered board necessarily

              weakens shareholders' control over their agents, because a staggered board leaves them powerless to replace a majority of the board until the passage of at least two election cycles.

              Indeed, if a board can choose to perpetuate itself in office in this fashion, there is no apparent reason why the board would be limited to doing so only once.  In theory, the board could avoid shareholder votes -- and thereby extend its control of the company -- indefinitely, by repeatedly spinning off the company's principal assets into a "new" company with, as here,

              the same management and board.

                        10.   That is not to say, of course, that shareholders

              may not choose to accept restrictions on their control over the board, either by voting to adopt a staggered





              board or by choosing to purchase shares in a company whose charter already provides for one.  But there can be no doubt that a shift from an annually elected board to a staggered one necessarily shifts power from the company's shareholder-owners to their agents, the directors.  In our system of corporate governance, such a fundamental shift requires the consent of the shareholders, who are ceding power; it cannot be made

              unilaterally by directors adding to their own power.

                        11.  ITT's current plan dramatically illustrates this

              dynamic.  The current shareholders of ITT chose to purchase the stock of a company in which shareholders had a relatively high degree of control over the corporation by virtue of their right to elect an entirely new board of directors each year.  In practical terms, that meant, among other things, that the ITT board could not pursue a course contrary to the wishes of the shareholders, such as resisting an attractive tender offer, for more than a single election cycle.  In the context of Hilton's tender offer, shareholders retained the power to determine the course of their corporation no later than November 1997, when

              -- if displeased by the current board's course -- they could replace the current board with a new one.  The board's unilat-

              eral decision to eliminate this shareholder control by adopting a staggered board -- effectively extending the terms in office of two-thirds of the directors and eliminating the

              shareholders' right to control their company now -- is nothing less than an attempt by agents to free themselves of oversight and reallocate a significant part of their principals' power to themselves.

                        12.  In short, Professor Macey's generalized defense

              of the virtues of staggered boards simply fails to address the critical question here, which is not whether staggered boards are a good idea.  The question, rather -- which Prof. Macey's memo does not address -- is whether an annually elected board can unilaterally turn itself into a staggered board; and the answer is that such board self-aggrandizement cannot be squared with any coherent theory of corporate governance or shareholder democracy.

                        13.  The board's unilateral adoption of the

              Comprehensive Plan also interferes with shareholder choice in another critical way, by making Hilton's tender offer im-

              possible to consummate.  In March, the ITT board justified its delay of the annual meeting





              until November primarily on the ground that such delay was necessary in order to give shareholders sufficient time to make an educated choice between Hilton's and ITT's competing

              approaches.  ITT's expert at the time, Prof. Coffee, echoed this justification, arguing that ITT's delay would serve "the stockholders' real interest," which "lies in an effective

              ability to use [their] voting power to elect directors" and "an effective ability to exercise their rights."  He stressed that the directors would have to stand for re-election no later than

              November 1997, and that "[w]ithin these time frames, little abuse seems possible."

                        14.  The ITT board's Comprehensive Plan cannot be

              justified in the same way.  First, given that Hilton's tender offer was announced in January, the delay of up to 18 months beyond November created by the staggered board provision cannot reasonably be said to relate to any need to "educate" ITT

              shareholders.  Indeed, in their affidavits in March, ITT's investment banker, its proxy solicitor and its expert all

              indicated that a delay until the Fall of 1997 would be

              sufficient time to permit an informed vote by shareholders.  At this late date, the principal effect of delay is to entrench the ITT board and management.  It is well known in the merger and acquisition field that delay is the incumbents' "best

              friend," because delay (particularly a lengthy delay of the sort at issue here) increases the possibility that no trans-

              action will ever occur.  This can happen as a result of, among other things, changes in the economic condition of the two com-

              panies, the industry, or the economy as a whole.  For example,

              following the 1987 stock market crash, several previously an-

              nounced transactions fell through.  It is common knowledge that when the potential for a takeover disappears, the stock price of the target typically drops substantially.  Delay thus

              generally serves the interests of the incumbent management and board, at the cost of imposing on shareholders the risk of a substantial drop in the price of their stock.

                        15.  Second, regardless of when shareholders

              ultimately get to vote, the Comprehensive Plan would likely make that vote essentially meaningless by entirely eliminating their opportunity to choose between Hilton's bid and ITT's plan.  I am informed that the Comprehensive Plan has been

              structured such that Hilton cannot acquire "new" ITT (the

              hotels and gaming entity) without running a substantial risk of triggering a $1.26 billion tax


              liability; and I am also informed that Hilton could not proceed with its bid in the face of such a massive potential liability.

              In such circumstances, the ITT board's decision to proceed with the Comprehensive Plan interferes with what Prof. Coffee termed the shareholders' "effective ability to exercise their rights"

              by precluding them from ever voting to accept Hilton's offer.

                        16.  In sum, even if one accepts that the ITT

              directors adopted their Comprehensive Plan in good faith, there is no escaping that the Plan has the effect of entrenching the current board and management; that the board has unilaterally determined that ITT shareholders would be best served if they had less power to remove directors; that the Plan impedes the shareholders' current right to exercise control over their agents and their corporation; and that the Plan effectively deprives shareholders of any opportunity to vote on Hilton's premium offer.  Unless our traditional system of corporate governance is to be replaced by one in which ultimate authority rests with a corporation's directors and not with its

              shareholder-owners, these are decisions that directors cannot legitimately arrogate to themselves.

                        I declare under penalty of perjury under the laws of

              the United States of America that the foregoing is correct.

                        Executed on August 22, 1997.





                                                  /s/ Daniel Fischel
                                                     Daniel Fischel





              SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW MCCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              KENNETH B. FORREST
              ERIC M. ROTH
              MARC WOLINSKY
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Defendants-Counterclaimants

                                UNITED STATES DISTRICT COURT

                                     DISTRICT OF NEVADA

              ITT CORPORATION, et al.,           )
                                                 )
                      Plaintiffs,                )
                                                 )   CV-S-97-00893-PMP (RLH)
                      -vs-                       )
                                                 )
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                      Defendants.                )   DECLARATION OF
                                                 )   KENNETH MOELIS
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                      Counterclaimants,          )
                                                 )
                      -vs-                       )
                                                 )
              ITT CORPORATION, BETTE B.          )
              ANDERSON, RAND V. ARASKOG,         )
              NOLAN D. ARCHIBALD, ROBERT A.      )
              BOWMAN, ROBERT A. BURNETT,         )
              PAUL G. KIRK, JR., EDWARD C.       )
              MEYER, BENJAMIN F. PAYTON,         )
              VIN WEBER and MARGITA E. WHITE,    )
                                                 )
                      Counterclaim Defendants.   )
                                                 )


                        KENNETH MOELIS declares as follows:

                        1.   I am a Managing Director of Donaldson, Lufkin

              & Jenrette Securities Corporation ("DLJ").  DLJ is an

              investment banking firm that provides a full range of

              financial advisory and other investment banking service to its clients.  I respectfully submit this affidavit in support of the motion of Hilton Hotels Corporation and HLT Corpora-

              tion (collectively, "Hilton") for injunctive and declaratory relief.

                        2.   DLJ is acting as the financial advisor to

              Hilton in connection with its attempted acquisition of ITT

              Corporation.  I am the head of DLJ's Corporate Finance

              Department and am the DLJ Managing Director in charge of the

              Hilton representation.  DLJ is one of the preeminent

              investment banking firms in the gaming industry.  In the last five years, our firm has been involved in the issuance of

              approximately $12.5 billion of debt and equity securities by companies involved in the gaming industry.  During my career,

              I have been personally involved in the issuance of over $15 billion in debt and equity securities by companies involved in the gaming industry.  I have more than 16 years'

              experience advising companies in the field of mergers and

              acquisitions and, in the course of that experience, have

              analyzed hundreds of pro forma financial statements.

                                 ITT's Comprehensive Plan

                        3.   On July 16, 1997, ITT announced its so-called

              "Comprehensive Plan."  I have reviewed the elements of that plan as they are described in, among other things, an

              Information Statement dated July 17, 1997 and amendments to

              ITT's Schedule 14D-9, all filed with the Securities and

              Exchange Commission.  Under the Comprehensive Plan, ITT

              proposes, among other things, to (a) conduct (and is

              currently conducting) a cash tender offer for 30 million of its own shares (approximately 25.7% of the outstanding

              shares) at $70 cash per share and a cash tender offer for the

              $2 billion in outstanding public ITT debt; (b) dividend to its shareholders the shares of a new Nevada subsidiary into which ITT has placed its core hotel and gaming business; and

              (c) distribute its 83.3% interest in ITT Educational

              Services, Inc. to its shareholders.



                        4.   As a result of these steps, the "ITT

              Corporation" that today focuses on hotels and gaming will be transformed into a company whose only business will be its

              European telephone directories publishing business.  This

              telephone directory company will be renamed "ITT Information

              Services, Inc."  That entity will be effectively controlled by Clayton, Dubilier & Rice ("CD&R") which, according to

              ITT's Schedule 14D-9 Amendment 20, has agreed to acquire

              32.9% of the company's common stock and warrants to purchase shares representing an additional 13.7%, resulting in a total equity interest of 46.6% of the company.  In my experience,

              the holder of a block of that size effectively controls a

              widely-held corporation.  CD&R's effective control is further demonstrated by the terms of its agreement with ITT under

              which CD&R will have the right to nominate five of the eleven members of the board and the power to veto major corporate transactions, including mergers or other business

              combinations.

                        5.   The equity market capitalization of the

              present ITT Corporation will be dramatically reduced by

              virtue of the Plan.  ITT today has an equity market

              capitalization (at the current trading price on the New York

              Stock Exchange of $63-5/16) of some $7.4 billion.  Following implementation of the Plan, that same corporation would have a total estimated equity market capitalization of

              approximately $400 million, without giving effect to the

              potential CD&R investment, and approximately $600 million,

              giving effect to the CD&R investment.  Thus, the total equity market capitalization of present ITT will have shrunk by 95%

              (or 92% if one includes the CD&R investment).

                        6.   By contrast, the "new" Nevada corporation that

              would hold ITT's hotel and gaming business upon consummation of the Plan will, in significant respects, be identical to the current ITT: it will have the same core assets and

              business, the same senior management, the same directors, and even the same name (it will be named "ITT Corporation").  Yet it is this corporation that is being spun-off.  (Notably, for financial reporting purposes, ITT is accounting for the

              transaction as if it were a spin-off of the telephone

              directories business with the hotel and gaming business being retained.)  The





              upside-down structure of the ITT Plan is further illustrated by the fact that the vast majority of ITT's assets and

              revenues will follow the "new" hotel and gaming corporation,

              which is being spun off.  Based upon financial statements

              contained in ITT's Schedule 13E-4 Issuer Tender Offer

              Statement, as of December 31, 1996 the three entities into which ITT is being divided had combined assets of $9.51

              billion and revenues of $6.6 billion.  The hotel and gaming company had $8.87 billion or 93% of those assets and $5.72 billion or 87% of those revenues.  By contrast, the telephone directory company had only $510 million, or 5%, of ITT's

              assets and $647 million, or 10%, of the revenues.

                        7.   A review of the Schedule 13E-4 also shows

              that, as at December 31, 1996, the combined stockholders

              equity (book value) of the three companies was $3.07 billion.

              The hotel and gaming company had stockholders equity of $3.8 billion.  The telephone directories company had negative

              stockholders equity of $808 million.  The hotel and gaming company represented 124% of the combined stockholders equity of the three companies.

                        8.   The foregoing leads me to conclude that ITT

              has adopted an unusual structure for the spin-off

              transactions.  ITT is spinning off an entity representing --

              and which will continue to represent -- the vast bulk of

              ITT's business, equity and assets, as well as most of its

              revenues.  It is retaining only a non-"core" business,

              dramatically shrinking the present corporation (which will have negative stockholders equity), and selling effective

              control of it to CD&R.  As explained below, in my view and based upon my experience, it is the anti-takeover elements of the Plan that are driving this structure.

                                    Hilton's $70 Offer

                        9.   On August 6, Hilton increased its offer price

              to $70 per ITT share.  This represents a 64% premium to the last reported sales price of ITT shares before Hilton made its original, $55 per share bid.  The Hilton offer consists of a cash tender offer for 50.1% of the ITT shares at $70 per share to be followed by a second-step stock



              merger in which ITT shareholders would receive $70 per share of common stock in the merged company.

                        10.  The $70 per share Hilton offer is economically

              superior to ITT's Plan.  This is demonstrated by, among other things, the market's valuation of the Plan.  Immediately

              before Hilton announced its increased tender offer price, ITT shares were trading on the NYSE at $62-15/16 per share.  This price was primarily attributable to two factors:  (a) the

              value that the market assigned to the Comprehensive Plan and

              (b) anticipation that Hilton might raise its bid.  If, for the sake of analysis, one were to ignore the latter factor

              (thus, assigning the highest possible market valuation to the

              Comprehensive Plan), the $70 being offered by Hilton would still be higher than the market valuation of the

              Comprehensive Plan by $7.06 per share ($70 minus $62-15/16)

              or some $860 million in the aggregate (on a fully diluted

              basis).  Hilton's offer is also superior because it offers more cash -- $70 per share for 50.1% versus 25.7% of the

              shares.  And the value of Hilton's back end is more certain.

              Hilton has made clear that it will include a "collar"

              provision in any merger agreement that will provide more

              certainty that ITT stockholders will receive Hilton shares with a $70 per share value.  The trading price of the equity of ITT's parts after the split-up is uncertain.

                          The Anti-Takeover Aspects of the Plan

                        11.   As noted, ITT has structured its Plan to

              include a spin-off of the hotel and gaming business as

              opposed to a spin-off of the directories business.  In the

              SEC Schedule 14D-9 amendment describing the reasons for this structure, ITT claims that this structure is justified for certain tax reasons (as to which the Court is referred to the affidavit of Professor Bernard Wolfman) and because this

              structure "may also encourage bondholders to participate in the debt tender offer . . . because holders who fail to do so will retain obligations of the stub company, which will be relatively more highly leveraged than the [hotel and gaming company]."  I find this justification to be circular:  ITT can hardly contend that the Plan structure is justified

              because it enhances the debt





              tender offer, when that debt tender is itself the result of that structure.  As the offer to purchase for the debt tender itself reflects, ITT is pursuing the debt tender offer be-

              cause the directories business -- as the sole remaining

              business in the current ITT Corporation -- will not have

              enough earnings to support the $2 billion debt.

              In this connection, had ITT structured the transaction as a spin-off of the directories company and not the hotel and

              gaming company -- and thus avoided the need for the debt

              tender offer -- ITT would have saved amounts attributable to the debt tender, including fees and expenses.

                        12.  The corporate governance mechanisms that ITT

              proposes to include in the charter of the "new" hotel and

              gaming company indicate that the structure of the

              Comprehensive Plan was chosen so that incumbent ITT directors could avoid the threat of the shareholders voting the entire board out of office, in favor of Hilton's slate, at ITT's

              next annual meeting.  Today, all of ITT's directors are up for election every year.  The charter of the "new" ITT (the hotel and gaming company) will include a staggered board

              provision; only one-third of the directors will be up for

              election each year.  If this change is implemented, Hilton would have to conduct two proxy contests up to 18 months

              apart in order to elect a board majority willing to consider its acquisition proposal.

                        13.  The inclusion of the staggered board provision

              in the charter of the "new" ITT would have a significant

              deterrent effect on Hilton.  Hilton initiated its tender

              offer/proxy context seven months ago.  ITT says that it

              expects that the annual meeting of the "new" hotel and gaming company will be held in November 1997.  Assuming that it does take place at that time, Hilton could be forced to wait an additional 18 months until the "new" company holds its second meeting.  Hilton thus will be forced to go through a campaign of almost 28 months to acquire control of the company.

                        14.  A delay of this duration, in my experience,

              dramatically increases the risk that no transaction will ever occur.  Tender offerors typically condition their offers on the non-occurrence of any material adverse change in the

              business of the target company or in the securities markets generally.  Hilton's tender offer for ITT stock



              contains such conditions.  The longer that a target company can delay consummation, the greater the risk that some change in the target company or its business will occur or that

              market conditions or other circumstances will cause the

              offeror to terminate its offer.  (ITT obviously recognizes this fact, having refused to permit shareholders to consider

              Hilton's offer for seven months and having sought to impose regulatory hurdles to the bid in Nevada, New Jersey,

              Mississippi and before the Federal Communications Com-

              mission.)

                        15.  The structure of the Plan provides ITT and its

              management with additional anti-takeover protections as well.

              Professor Wolfman's affidavit describes the fact that this structure creates a $1.4 billion tax risk if Hilton were to proceed to acquire the hotel and gaming company after the

              spin-off.  90% of that risk would be borne by Hilton (as the new owner of that company).  Further, the Plan creates

              tremendous leverage for the hotel and gaming company.  As of

              June 30, 1997, according to its most current Form 10-Q, ITT had total debt of $3 billion.  On a pro forma basis,

              according to the Information Statement, following

              consummation of the Plan, the "new" hotel and gaming company alone will be responsible for debt of approximately $4.2

              billion.  This increase in leverage will transform ITT from an investment grade to a junk credit.  ITT acknowledges in its SEC filings that the increased leverage could impair its ability to operate its hotel and gaming business com-

              petitively.

                        16.  In my opinion, the combination of these

              various anti-takeover elements of the Comprehensive Plan

              renders the Plan preclusive to Hilton's bid.

                            ITT's Projections are Unrealistic

                        17.  At a July 16, 1997 presentation to stock

              analysts on the Comprehensive Plan, ITT made oral and written forecasts concerning its hotel and gaming business and the company that would own that business.  (The  transcript of the oral statements by ITT and the written projections are annexed to the affidavit of Bernard W. Nussbaum as Exhibits V and W, respectively.)  In these projections, ITT forecast a

              $170 million, or 63% increase in earnings before interest,

              taxes, depreciation and amortization


              ("EBITDA") in its gaming business in 1998.  These increases are forecast largely on the basis of three projects that ITT has underway:  expansions at Caesars in Atlantic City and Las

              Vegas and the opening of a casino riverboat in Harrison

              County, Indiana.  ITT's EBITDA projections are important

              because, assuming the Plan is consummated, the hotel and

              gaming company will be highly leveraged and its future vi-

              ability -- particularly in light of its huge debt -- will

              depend on its ability to generate very significant earnings.

                        18.  In my opinion, ITT's projections are

              aggressive and unrealistic.  The Las Vegas and Atlantic City markets have become intensely competitive.  That competition is increasing; competitors of ITT are expanding facilities or opening mammoth new ones (such as the 3005-room, $1.4 billion

              Bellagio scheduled to open in the third quarter of 1998, the approximately $800 million Project Paradise scheduled for

              late 1998 or early 1999, and Hilton's $760 million,

              3,200-room Paris casino scheduled for 1999).  Recent

              experience shows that, in this highly competitive

              environment, expansions such as ITT's do not result in the significant increase in EBITDA that ITT projects; indeed,

              over the past eighteen months, several major casino-hotel

              companies have had such expansions on the Las Vegas Strip and the Atlantic City boardwalk and have not had increases in

              EBITDA such as projected by ITT.  Mr. Araskog of ITT himself was quoted in the August 4, 1997 Wall Street Journal (Exhibit

              A hereto) as stating that, in light of all the new

              construction, "[t]he situation in Las Vegas is not as

              attractive as it has been."  ITT's projections suffer from a number of particular fallacies, including:

                        (a)  ITT told the analysts that at Caesars Palace

                             in Las Vegas, it expects EBITDA to increase

                             from $115 million in 1997 to $180 million in

                             1998 -- a 56.5 percent increase.  Most of the

                             projected improvement ($50 million of the $65

                             million) was attributed to an increase in the

                             number of overnight guests by virtue of the

                             new tower being constructed at the Caesars

                             Palace property.  This is predicated on the

                             assumption that Caesars' operating margins

                             will improve over current levels.  That

                             assumption is unreasonable.


                             Indeed, with three new significant competitors

                             either operating or about to begin operations

                             (as well as the prospect of other expansions

                             in Las Vegas), marketing and other costs will

                             increase and operating margins will

                             undoubtedly decline;

                        (b)  ITT projects that at Caesars Atlantic City,

                             EBITDA would increase from $118 million in

                             1997 to $165 million in 1998 -- a 39.8 percent

                             leap -- because of an ongoing expansion

                             project at the property.  This, too, is

                             unrealistic.  Among other things, the Atlantic

                             City construction project will not be

                             completed until mid-1998, thus undercutting

                             the notion that an additional $47 million in

                             EBITDA will be realized that year.  Further,

                             the Atlantic City boardwalk is highly

                             competitive and "promotional;" recent expan-

                             sions by two major competitors of ITT have not

                             added substantial amounts to EBITDA;

                        (c)  ITT also told the analysts that a new

                             riverboat casino in Harrison County, Indiana

                             would generate $70 million in 1998 EBITDA (of

                             which ITT's ownership share would be some $50

                             million).  This projection is unrealistic;

                             indeed, only a handful of the riverboat

                             casinos in the United States generate annual

                             EBITDA of $70 million.  In this instance, the

                             timetable for the opening of the casino (for

                             which a permit had not as yet been obtained

                             when the projections were announced) and of

                             related facilities (e.g., parking, docking,

                             restaurant and hotel facilities projected to

                             be phased in at



                             various times throughout 1998) makes it

                             extremely unlikely that ITT can achieve this

                             level of EBITDA during 1998.

                        I declare under penalty of perjury that the

              foregoing is true and correct.  Executed on August 23, 1997.




                                                    /s/ Kenneth Moelis
                                                     Kenneth Moelis









                                     EXHIBIT OMITTED


              EXHIBIT A   The Wall Street Journal, "Davis to Buy 50% of
                          ITT's Desert Inn, Providing Him With Stock in Las
                          Vegas," dated August 4, 1997











              SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW MCCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              KENNETH B. FORREST
              ERIC M. ROTH
              MARC WOLINSKY
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Defendants-Counterclaimants

                               UNITED STATES DISTRICT COURT

                                    DISTRICT OF NEVADA

              ITT CORPORATION, et al.,              )
                                                    )
                          Plaintiffs,               )
                                                    )    CV-S-97-00893-PMP (RLH)
                          -vs-                      )
                                                    )
              HILTON HOTELS CORPORATION and         )
              HLT CORPORATION,                      )
                                                    )
                          Defendants.               )    AFFIDAVIT OF
                                                    )    DANIEL H. BURCH
              HILTON HOTELS CORPORATION and         )
              HLT CORPORATION,                      )
                                                    )
                          Counterclaimants,         )
                                                    )
                          -vs-                      )
                                                    )
              ITT CORPORATION, BETTE B.             )
              ANDERSON, RAND V. ARASKOG,            )
              NOLAN D. ARCHIBALD, ROBERT A.         )
              BOWMAN, ROBERT A. BURNETT,            )
              PAUL G. KIRK, JR., EDWARD C.          )
              MEYER, BENJAMIN F. PAYTON,            )
              VIN WEBER and MARGITA E. WHITE,       )
                                                    )
                          Counterclaim Defendants.  )
                                                    )





              STATE OF NEW YORK    )
                                   ) ss.:
              COUNTY OF NEW YORK   )

                      DANIEL BURCH, being duly sworn, deposes and says:

                      1.  I am President and founder of MacKenzie Partners

              Inc., the proxy soliciting firm that has been retained by Hilton

              Hotels Corporation and HLT Corporation ("Hilton") to assist them in connection with their effort to acquire ITT Corporation

              ("ITT").  I have been involved in various aspects of the proxy solicitation business for more than 20 years.  Over those years,

              I have solicited proxies on behalf of incumbent management and insurgent slates in more than 200 contested proxy contests.

                      2.  Hilton announced its $55 per share tender offer for

              ITT on January 27, 1997.  At the same time, Hilton announced that it would couple that offer with a proxy fight to replace the incumbent ITT directors with a slate committed to facilitating a sale of ITT to Hilton or a higher bidder.  To that end, on

              February 11, Hilton gave ITT notice that it would nominate a slate of candidates to replace the entire board of directors of

              ITT.  This strategy is typically employed where, as here, the target company's board of directors has a "poison pill" and other anti-takeover defenses in place.  Replacing the incumbent

              directors through a proxy fight is an efficient way to eliminate the target company's ability to use these anti-takeover defenses and to provide the shareholders with a choice.  ITT is suscep-

              tible to such a proxy contest in part because it does not have a staggered board.  The entire board is up for election at the 1997 annual meeting.

                      3.  The failure of ITT to include a staggered board does

              not appear to be the result of oversight.  ITT's current charter and by-laws were adopted in 1995 as part of a split-up of the old

              ITT into three separate companies.  As part of that charter and by-laws, ITT put in place a number of other anti-takeover

              devices.  The failure to include a staggered board thus

              apparently reflects a decision that the owners of the

              corporation, ITT shareholders, will have the right every year to decide who they want as directors to run their company.


                      4.  On July 16, ITT announced that its board had adopted

              a "comprehensive plan" to split up the company.  As part of that plan, ITT will spin off its core hotel and gaming businesses into an ostensibly new company that will have a staggered board.  ITT claims that it can accomplish this without a shareholder vote.

              Before ITT adopted this plan, Hilton had made clear in its public statements that it would increase its tender offer price when

              ITT's annual meeting grew near.  E.g., Exhibit A hereto.  My experience, as well as common sense, indicates that ITT included a staggered board provision in the charter of the "new" hotel and gaming company to assure that the entire ITT board would not be subjected to the threat of being voted out of office at the company's upcoming annual meeting.

                      5.  As expected, Hilton increased its tender offer price

              August 6.  The new offer is at $70 per share.  This represents a substantial premium to both ITT's stock price both before Hilton made its offer and after ITT announced its "comprehensive plan."

              After the increased offer was announced, ITT shareholders wrote to the ITT board to urge it to put its plan to a shareholder vote or negotiate with Hilton.  Exhibit B hereto.  Hilton received written expressions of support from ITT shareholders as well.

              Exhibit C hereto.  The ITT board was unmoved, however, and rejected Hilton's increased offer.  Just prior to taking this act, an ITT source was quoted that the "pressure from some investors is 'absolutely meaningless.'"  Exhibit D hereto.

                      6.  In light of the premium represented by Hilton's $70

              offer, it is my firm opinion that if ITT proceeded to its annual meeting before its plan is consummated, ITT shareholders would either vote the incumbent directors out of office or threaten to do so in order to induce the directors to negotiate with Hilton or another bidder to maximize the value of their shares.  It is also my firm opinion that so long as Hilton is pursuing its $70 offer and with the annual meeting to be held by November 14,

              1997, ITT's "comprehensive plan" would be voted down by ITT shareholders if it were put to a vote.

                      7.  ITT's claim that staggered boards are common glosses

              over the fact that ITT's strategy here is decidedly uncommon.

              Indeed, it is unprecedented in my experience.


              I am not aware of a single instance in which a target company without a staggered board put its core businesses representing substantially all of the market value of the company into an ostensibly "new" company with a staggered board and "dividended"

              the stock of that "new" company to its shareholders, all without seeking a shareholder vote.  Taken to its logical extreme, the board of a target company could avoid a shareholder vote in perpetuity by dividending out substantially all of the market value of the company every year.

                      8.  As of the date that I am executing this affidavit, I

              am unaware of ITT having taken any steps to go forward with its annual meeting by November 14.  Specifically, there has not been any publication in the NYSE Bulletin of a meeting, and no broker inquiries have been sent out in accordance with the requirement of SEC Rule 14a-13(a)(3).



                                                   /s/ Daniel H. Burch
                                                      Daniel H. Burch



              Sworn to before me this
              22nd day of August, 1997


                /s/ Sylvia Panarites
                   Notary Public





                                      EXHIBITS OMITTED


              EXHIBIT A   Las Vegas Review Journal, "Hilton Presses ITT Bid,"
                          by John Gorham, dated March 22, 1977

              EXHIBIT B   Letter from Tierney to Araskog, dated August 7,
                          1997
                          Letter from Wyser-Pratte to Araskog, dated August
                          8, 1997
                          Letter from Jacobson to Araskog, dated August 8,
                          1997
                          Letter from Rogers to Bowman, dated August 12, 1997

              EXHIBIT C   Statement of ITT Stockholder, Bonnie L. Smith,
                          dated August 7, 1997
                          Statement of ITT Stockholder, Guy P. Wyser-Pratte, dated August 8, 1997
                          Statement of ITT Stockholder, Robert Deutsch, dated
                          August 11, 1997
                          Statement of ITT Stockholder, Robert H. Lyon, dated
                          August 11, 1997
                          Statement of ITT Stockholder, Furman Selz Controls, dated August 11, 1997

              EXHIBIT D   New York Post, "ITT Shareholders Itching For Vote,"
                          by Jon Elsen, dated August 13, 1997






              SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW MCCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              KENNETH B. FORREST
              ERIC M. ROTH
              MARC WOLINSKY
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Defendants-Counterclaimants

                                 UNITED STATES DISTRICT COURT

                                      DISTRICT OF NEVADA

              ITT CORPORATION, et al.,           )
                                                 )
                   Plaintiffs,                   )
                                                 )  CV-S-97-00893-PMP (RLH)
                   -vs-                          )
                                                 )
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                   Defendants.                   )
                                                 )
              HILTON HOTELS CORPORATION and      )AFFIDAVIT OF BERNARD WOLFMAN
              HLT CORPORATION,                   )
                                                 )
                   Counterclaimants,             )
                                                 )
                   -vs-                          )
                                                 )
              ITT CORPORATION, BETTE B.          )
              ANDERSON, RAND V. ARASKOG,         )
              NOLAN D. ARCHIBALD, ROBERT A.      )
              BOWMAN, ROBERT A. BURNETT,         )
              PAUL G. KIRK, JR., EDWARD C.       )
              MEYER, BENJAMIN F. PAYTON,         )
              VIN WEBER and MARGITA E. WHITE,    )
                                                 )
                   Counterclaim Defendants.      )
                                                 )

               COMMONWEALTH OF MASSACHUSETTS )
                                            :  ss:
              COUNTY OF MIDDLESEX           )


                             BERNARD WOLFMAN, being duly sworn, deposes and

                   says:

                             1.   I am the Fessenden Professor of Law at Harvard

                   Law School.  My principal teaching and scholarly interests are in the field of federal income taxation.  Before

                   joining the Harvard faculty, I was Dean of the University

                   of Pennsylvania Law School and Gemmill Professor of Tax

                   Law and Tax Policy at that school.  I have served as a

                   consultant on tax policy to the U.S. Treasury Department,

                   as a member of the Council of the A.B.A. Section of

                   Taxation, and am a Fellow of the American

                   College of Tax Counsel and its Regent for the First

                   Circuit.  A copy of my Curriculum Vitae is annexed hereto

                   as Exhibit A.

                             2.   This affidavit is submitted with regard to

                   issues underlying the motion of Hilton Hotels Corporation and

                   HLT Corporation (collectively, "Hilton") for injunctive

                   relief against ITT Corporation's so-called "Comprehensive

                   Plan."

                   This affidavit will discuss certain federal income tax

                   ramifications

                   of the Plan.  In this connection, I have reviewed, among

                   other

                   things, the following ITT public filings describing the Plan:

                   an Information Statement filed with the SEC on or about

                   July 17, 1997 (the "Information Statement") and a

                   Schedule 14D-

                   9 amendment filed on or about July 16, 1997 (the "14D-9").

                             3.   As described in the Information Statement and

                   14D-9, the Comprehensive Plan consists of a number of

                   elements

                   including:


                             (a)  the incorporation of a new entity ("Destina-

                                  tions") to hold the hotel/casino business;

                             (b)  the distribution to shareholders of ITT of the

                                  common stock of Destinations and a corporation

                                  engaged in the technical education business

                                  ("ITT Educational");

                             (c)  after these distributions, the issuance by ITT

                                  (owning principally a telephone

                                  directories bus-

                                  iness, "Directories") of newly-issued stock,

                                  representing approximately 32.9% of the out-

                                  standing stock of Directories, plus

                                  certain war-

                                  rants to purchase additional shares to

                                  Clayton,

                                  Dubilier & Rice, Inc. ("CD&R"), an investment

                                  organization;

                             (d)  a tender offer by ITT for over 25% of its out-

                                  standing shares, to be consummated prior

                                  to the

                                  distributions described above; and

                             (e)  accompanying refinancings.

                             1.   As ITT's own disclosure documents acknowledge,

                   the Comprehensive Plan raises federal income tax issues under the Internal Revenue Code of 1986, as amended (the "Code"),

                   including amendments recently enacted in the Taxpayer Relief

                   Act of 1997 (H.R. 2014) (the "1997 Act").  These issues in-

                   clude:

                             (i)  the qualification of the distribution of the

                                  common stock of Destinations as a tax-free

                                  transaction under Section 355 of the Code; and



                             (ii) the tax consequences for ITT and its

                   sharehold-

                                  ers of a possible tender offer by Hilton for

                                  Destinations following the distribution.

                             5.   Having examined those issues, I conclude that

                   ITT has created serious tax risk for itself and its

                   sharehold-

                   ers by proceeding with the distribution without seeking an ad-

                   vance tax ruling from the I.R.S. that the distribution quali-

                   fies as a tax-free spin-off under Section 355 of the

                   Code.  The

                   tax risks have been increased substantially by the structure for the Plan adopted by ITT and its Board.  Alternative

                   struc-

                   tures -- which would have substantially mitigated tax

                   risks --

                   could have been adopted by ITT.  Further, I conclude that, by virtue of the manner in which ITT has structured the

                   Comprehen-

                   sive Plan, Hilton's acquisition of Destinations (after its dis-

                   tribution) would likely generate a corporate tax liability of approximately $1.4 billion without a corresponding step-up in asset or share basis, and possible material shareholder taxes as well.

                   A.   The Risk of Taxation and the
                        Absence of an I.R.S. Ruling

                             6.   In order for a distribution which is part of

                                  the

                   Comprehensive Plan to qualify as tax-free to ITT and its

                   share-

                   holders, it must qualify as a spin-off under Section 355 of the

                   Code.  That section includes a number of complex tests

                   designed

                   to restrict its benefits to a narrow class of restructurings.

                   A number of these tests are highly subjective, e.g., that the transaction be motivated by a corporate business purpose and that it not represent a "device" for ITT to distribute its


                   earnings and profits to its shareholders on a tax-free

                   or capi-

                   tal gains basis.  A distribution must also avoid the

                   provisions

                   of Section 355(d) of the Code and newly-enacted Section

                   355(e),

                   which impose tax on the distributing corporation (without a corresponding step-up in basis) in an otherwise tax-free

                   spin-off.

                             7.   Absent an I.R.S. ruling, qualification of the

                   distribution of Destinations stock pursuant to the Comprehen-

                   sive Plan is open to question.  An I.R.S. attack could be

                   launched, based on one or more of the technical and

                   subjective

                   standards under Section 355.  For example, the I.R.S. might argue that ITT's self-tender, coupled with its new debt

                   incur-

                   rence (with the debt being allocated disproportionately among the business units), and the sale of its shares to CD&R,

                   amounted to a "device" to distribute earnings and profits

                   with-

                   out a dividend tax.  It is because of such risks, and the at-

                   tendant grave consequences for the corporation and its share-

                   holders, that rulings are sought and obtained prior to

                   consum-

                   mating spin-off transactions.

                             8.   Section 355 remains essentially the only tech-

                   nique for removing assets from a corporation without tax.

                   Ac-

                   cordingly, the use of this provision has come under increased scrutiny in recent years.  As a result, it is a virtually

                   uni-

                   versal practice to obtain an advance I.R.S. ruling before un-

                   dertaking a spin-off in which substantial corporation and

                   pub-

                   lic shareholder tax costs would be incurred in the event of a disqualification.  (The relatively few exceptions generally in-

                   volve closely held corporations or, in the case of publicly


                   held corporations, a special class of transactions, so-called

                   "Morris Trust" transactions, which are accorded special

                   status,

                   particularly as to "business purpose," under the pertinent

                   Treasury Regulations.)

                             9.   ITT is taking the most unusual step of

                   proceed-

                   ing with its distributions without an I.R.S. ruling.  This is apparently being done by ITT in its haste to complete the

                   transaction.  I would note that ITT itself, in its own 1995 restructuring involving spin-off transactions, did obtain an advance I.R.S. ruling on the tax-free nature of the transac-

                   tion.  An I.R.S. ruling would normally take at least four

                   months to obtain.

                             10. In the event that the distributions in the Com-

                   prehensive Plan are ultimately held not to be tax-free, the result would be quite dramatic and injurious to ITT and its shareholders.  The corporate tax that would be imposed on ITT and its affiliates would be approximately $1.4 billion.  (Ac-

                   cording to an exhibit to a July 17, 1997 amendment to ITT's

                   Schedule 14D-9, ITT has agreed to cause Destinations to enter into a tax allocation agreement pursuant to which

                   Destinations

                   would bear 90% (i.e., approximately $1.26 billion) of this lia-

                   bility.)  Further, according to the Information Statement,

                   there would be an additional tax on the ITT shareholders of approximately $1.4 billion.  These tremendous tax costs would not generate any future tax benefit since there would be no step-up in asset or share basis at the corporate level

                   despite

                   the recognition of gain.  This $2.8 billion tax risk would be avoided if ITT were to obtain a favorable advance tax ruling,


                   but it has declined to seek one.  Also, as described in para-

                   graph 15 below, the form of transaction selected by ITT (a distribution of Destinations, its most valuable and most ap-

                   preciated business) has magnified the adverse corporate and shareholder tax consequences which would arise from disquali-

                   fication of the spin-off, as compared with the alternative of distributing Directories and ITT Educational.

                   B.   Taxation Triggered by a Post-Distribution
                        Hilton Acquisition of Destinations

                             11.  Should the Comprehensive Plan be consummated,

                   Hilton would be faced with the prospect of massive corporate tax liability if it were to acquire Destinations.  The ITT shareholders might also face tax liability if Hilton's

                   purchase

                   disqualified the distribution under Section 355 of the Code.

                   These consequences are the direct result of the manner in

                   which

                   ITT has structured its Plan.

                             12.  Pursuant to Section 355(e)(2)(B) of the Code,

                   part of the 1997 Act, a Hilton acquisition consummated before the second anniversary of a distribution (such as the distri-

                   bution of Destinations pursuant to the Plan) would be

                   presumed

                   to be part of a "plan" or "series of related transactions"

                   that

                   included the distribution.  Unless that presumption is

                   overcome

                   by proof from the taxpayers, the distribution would be

                   deemed a

                   taxable transaction.  Hilton would have the difficult

                   burden of

                   overcoming this presumption by arguing that its

                   acquisition was

                   not part of an earlier "plan" or "series of related transac-

                   tions" that included the distribution.  Since Hilton has al-

                   ready, prior to the distribution, commenced its acquisition


                   attempt, it would be difficult for Hilton or ITT or its

                   share-

                   holders to contend that a post-distribution offer was not

                   part

                   of a "plan."  Moreover, the Act clearly encompasses transac-

                   tions which are not part of a "plan" but which are part of a

                   "series of related transactions" including the spin-off.  The

                   I.R.S. would certainly appear to have a strong case that the hypothesized Hilton acquisition soon after the spin-off was part of a "plan" or "series of related transactions."

                   Indeed,

                   it would be apparent that the distribution by ITT was

                   effected

                   in light of, and because of, the presently outstanding tender offer.

                             13.  Hilton's burden would be particularly

                   difficult

                   in light of the history of the 1997 Act.  The original Presi-

                   dential proposal in February 1997, which presaged the Act,

                   spe-

                   cifically stated that a "hostile acquisition . . . commencing after the distribution will be disregarded" in connection

                   with

                   determining when the adverse presumption applies; however,

                   this

                   "safe harbor" was eliminated from the final Act.  Given this legislative history, the pre-distribution pendency of the

                   Hil-

                   ton offer, and Hilton's expressed desire to acquire the Des-

                   tinations business in particular, there is a likelihood

                   that a

                   post-distribution acquisition by Hilton of Destinations would be deemed part of a "plan" or "series of related

                   transactions."

                             14.  The result of a finding that the hypothesized

                   acquisition of Destinations was part of a "plan" or

                   "series of

                   related transactions" would be to impose $1.4 billion of

                   corpo-

                   rate tax liability.  In addition, such an acquisition could



                   disqualify the spin-off under the "device" prohibition in

                   Sec-

                   tion 355 of Code, resulting in corporate and shareholder tax.

                   It is noteworthy that in its Information Statement, ITT cites the opinion of its outside counsel to the effect that "an ac-

                   quisition of either ITT or the Company [Destinations] by

                   Hilton

                   should not adversely affect the tax-free status of the

                   Destina-

                   tions Distribution."  In light of the presumption created by the Act and the issues raised under the "device" clause,

                   it is

                   hard to understand how such counsel could reach that

                   conclusion

                   and how ITT could pass it on to its shareholders.

                             15.  This significant potential liability imposed

                   upon a Hilton acquisition of Destinations results from the

                   ITT

                   Board's decision to distribute Destinations, its largest and most appreciated asset, rather than retaining

                   Destinations and

                   distributing instead its other two, much smaller and less ap-

                   preciated, businesses.  ITT estimates the corporate tax on a distribution of Destinations at $1.4 billion and the

                   corporate

                   tax on a distribution of Directories and ITT Educational at

                   $500 million.  In adopting this structure, ITT increased the tax risks many-fold.  It also greatly increased the size

                   of the

                   shareholders' risk in the event the distribution fails to

                   qual-

                   ify as a spin-off and instead is treated as a taxable

                   dividend.

                             16.  Having examined the tax reasons proffered

                    by ITT

                   for this upside-down risky structure, I do not believe they withstand analysis.  Mostly notably, ITT states at page 5 in the 14D-9 that using the structure:

                             permits ITT ISI to sell up to 49.9% of

                             the telephone directories publishing


                             business to new investors, such as CD&R

                             [referring to the proposed stock sale to

                             Clayton, Dubilier & Rice, Inc.], without

                             jeopardizing the tax-free status of the

                             Distributions.  In contrast, a limit of

                             20% would apply if that business were

                             spun off as opposed to serving as the

                             "stub" company for the Distributions.

                   This statement refers, rather cryptically and elliptically,

                   to

                   the requirement in Section 355 that "control" of a newly cre-

                   ated spun-off corporation be retained by the shareholders of the distributing corporation.  Under the Code prior to the

                   1997

                   Act, this test would require ITT's shareholders to receive at least 80% of the voting stock (and 80% of each class of non-

                   voting stock) of the spun-off entity to qualify for tax-free treatment.  ITT implies that this requirement is inconsistent with the sale of approximately 32.9% of the stock of Directo-

                   ries to CD&R.

                             17.  However, as ITT undoubtedly knew, a provision

                   of

                   the 1997 Act, which was awaiting approval in July when the

                   Com-

                   prehensive Plan was adopted, and has since been enacted,

                   elimi-

                   nated this technical issue.  Under the 1997 Act, ITT's share-

                   holders need to retain only a 50% interest, with such

                   test be-

                   ing applicable equally to both the distributing and

                   distributed

                   companies.  Thus, under the new rules, ITT could distribute

                   Directories (and sell up to 50% of its equity to CD&R)

                   and re-

                   tain Destinations.


                             18.  Indeed, even before this change in the law,

                   there existed several techniques that could have been used to solve any technical issues in a transaction taking the

                   form of

                   a retention of Destinations.  For example, ITT could have

                   dis-

                   tributed Directories stock to its shareholders, with such

                   stock

                   having 80% of the voting power and 67.1% of the economic

                   inter-

                   est, allowing CD&R to hold the remaining economic interest

                   and

                   voting power.  In my opinion, a favorable I.R.S. ruling could have been obtained for such a transaction.

                             19.  In my view, the Plan has been structured in a

                   preclusive manner by creating a tax impediment of significant magnitude to an acquisition of Destinations by Hilton,

                   and this

                   impediment could have been avoided by using an alternative structure for the transaction.

                             20.  Finally, having reviewed the Information

                   State-

                   ment, the 14D-9, and other public statements by ITT

                   concerning

                   the Comprehensive Plan, I believe ITT has downplayed the

                   severe

                   tax risks posed by the proposed transactions; has failed ad-

                   equately to inform shareholders as to certain pending (now adopted) changes in the tax law that materially affect the transaction; has either ignored or disparaged viable alterna-

                   tive forms of transactions with materially smaller tax risks;

                   and has understated the tax risks that would result if Hilton were to proceed with a takeover of Destinations after

                   consumma-

                   tion of the Plan.  On this last point, in my view, the Plan


                   serves as a tax "poison pill" against an acquisition of

                   Desti-

                   nations by Hilton.



                                                    /s/ Bernard Wolfman
                                                      Bernard Wolfman



                   Sworn to before me this
                   21st day of August, 1997.



                       /s/ Marie J. Dualey
                        Notary Public




                                           EXHIBIT OMITTED


                   EXHIBIT A   Curriculum Vitae of Bernard Wolfman





              SCHRECK MORRIS
              STEVE MORRIS
              KRISTINA PICKERING
              MATTHEW MCCAUGHEY
              1200 Bank of America Plaza
              300 South Fourth Street
              Las Vegas, Nevada  89101
              (702) 474-9400

              WACHTELL, LIPTON, ROSEN & KATZ
              BERNARD W. NUSSBAUM
              KENNETH B. FORREST
              ERIC M. ROTH
              MARC WOLINSKY
              MEIR FEDER
              SCOTT L. BLACK
              51 West 52nd Street
              New York, New York  10019
              (212) 403-1000

              Attorneys for Defendants-Counterclaimants

                               UNITED STATES DISTRICT COURT

                                    DISTRICT OF NEVADA

              ITT CORPORATION, et al.,           )
                                                 )
                        Plaintiffs,              )
                                                 )
                      -vs-                       )
                                                 )
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   )
                                                 )
                      Defendants.                )
                                                 )
              HILTON HOTELS CORPORATION and      )
              HLT CORPORATION,                   ) CV-S-97-00893-PMP (RLH)
                                                 )
                      Counterclaimants,          )
                                                 ) AFFIDAVIT OF
                      -vs-                       ) BERNARD W. NUSSBAUM
                                                 )
              ITT CORPORATION, BETTE B.          )
              ANDERSON, RAND V. ARASKOG,         )
              NOLAN D. ARCHIBALD, ROBERT A.      )
              BOWMAN, ROBERT A. BURNETT,         )
              PAUL G. KIRK, JR., EDWARD C.       )
              MEYER, BENJAMIN F. PAYTON,         )
              VIN WEBER and MARGITA E. WHITE,    )
                                                 )
                      Counterclaim Defendants.   )
                                                 )






                              AFFIDAVIT OF BERNARD W. NUSSBAUM

              STATE OF NEW YORK   )
                                  )    ss.
              COUNTY OF NEW YORK  )


                   BERNARD W. NUSSBAUM, being first duly sworn, deposes and

              says:

                   1.   I am an attorney admitted to practice in the instant

              case in the State of Nevada and am a member of the law firm of

              Wachtell, Lipton, Rosen & Katz.  My law firm represents Hilton

              Hotels Corporation and HLT Corporation in the above-captioned matter.  I make this affidavit under penalty of perjury.  I have personal knowledge of the facts and circumstances set forth in this affidavit and could and would competently testify thereto in a court of law.

                   2.   Attached hereto as Exhibit A is a true copy of ex-

              cerpted pages 17 and 26-28 of the ITT Corporation Notice of

              Special Meeting and Proxy Statement, dated August 30, 1995.

                   3.   Attached hereto as Exhibit B is a true copy of a let-

              ter from Rand V. Araskog to the ITT Corporation shareholders,

              dated March 5, 1996.

                   4.   Attached hereto as Exhibit C is a true copy of the

              ITT Corporation Schedule 14D-9, as filed with the Securities and Exchange Commission on February 12, 1997, excluding the at-

              tached exhibits.

                   5.   Attached hereto as Exhibit D is a true copy of a let-

              ter from Rand V. Araskog to the ITT Corporation shareholders dated March 31, 1997, which was included in the ITT

              Corporation's 1996 Annual Report to shareholders.

                   6.   Attached hereto as Exhibit E is a true copy of an

              article entitled, "Hotelier To Forge Ahead" by David Meyer &

              Linda Humphrey, which appeared in the March 17, 1997 issue of

              Business Travel News North America.

                   7.   Attached hereto as Exhibit F is a true copy of the

              ITT Corporation Schedule 14D-9, Amendment No. 11, as filed with the Securities and Exchange Commission on May 19, 1997.


                   8.   Attached hereto as Exhibit G is a true copy of an

              article entitled, "ITT Plan May Deal Blow to Hilton Takeover

              Bid," by Christina Binkley, which appeared in The Wall Street

              Journal on June 3, 1997.

                   9.   Attached hereto as Exhibit H is a true copy of the

              management agreement between an affiliate of FelCor Suites

              Hotels, Inc. and Sheraton Operating Corporation, as filed by

              ITT Corporation with the Securities and Exchange Commission as an exhibit to Amendment No. 13 to its Schedule 14D-9.

                   10.  Attached hereto as Exhibit I is a true copy of a

              press release issued by ITT Corporation dated August 3, 1997,

              entitled "ITT and Davis Gaming to Form Joint Venture for Desert

              Inn; ITT To Receive $250 Million and Retain 50% Stake," as

              filed by ITT Corporation with the Securities and Exchange Com-

              mission as an exhibit to Amendment No. 24 to its Schedule

              14D-9.

                   11.  Attached hereto as Exhibit J is a true copy of an

              article entitled, "ITT Casino Deal Is Less Favorable Than Indi-

              cated," by Christina Binkley, which appeared in The Wall Street

              Journal on August 5, 1997.

                   12.  Attached hereto as Exhibit K is a true copy of the

              agreement in principle between ITT Sheraton Corporation and

              Davis Gaming, L.L.C., dated August 1, 1997, as filed by ITT

              Corporation with the Securities and Exchange Commission as an

              Exhibit to Amendment No. 24 to its Schedule 14D-9.

                   13.  Attached hereto as Exhibit L is a true copy of ITT's

              Memorandum In Opposition To Hilton's Motion For A Preliminary

              Injunction Requiring ITT To Conduct Its Annual Meeting In May

              1997, excluding the affidavits and accompanying exhibits, filed with this Court on March 13, 1997.

                   14.  Attached hereto as Exhibit M is a true copy of the

              Affidavit of William M. Crane and accompanying exhibits, filed by ITT Corporation with this Court in conjunction with ITT's

              Memorandum In Opposition To Hilton's Motion For A Preliminary

              Injunction Requiring ITT To Conduct Its Annual Meeting In May

              1997.


                   15.  Attached hereto as Exhibit N is a true copy of the

              Affidavit of Cody J. Smith, filed by ITT Corporation with this

              Court in conjunction with ITT's Memorandum In Opposition To

              Hilton's Motion For A Preliminary Injunction Requiring ITT To

              Conduct Its Annual Meeting In May 1997.

                   16.  Attached hereto as Exhibit O is a true copy of the

              Affidavit of John C. Coffee, Jr. and accompanying exhibits,

              filed by ITT Corporation with this Court in conjunction with

              ITT's Memorandum In Opposition To Hilton's Motion For A Pre-

              liminary Injunction Requiring ITT To Conduct Its Annual Meeting

              In May 1997.

                   17.  Attached hereto as Exhibit P is a true copy of the

              ITT Corporation Schedule 14D-9, Amendment No. 20, as filed with the Securities and Exchange Commission on July 16, 1997.

                   18.  Attached hereto as Exhibit Q is a true copy of the

              ITT Destinations, Inc. Form 10, as filed with the Securities and Exchange Commission on July 17, 1997.

                   19.  Attached hereto as Exhibit R is a true copy of the

              investment agreement dated as of July 15, 1997, between ITT

              Corporation and CDRV Acquisition, L.L.C., as filed by ITT

              Corporation with the Securities and Exchange Commission as an exhibit to Amendment No. 21 to its Schedule 14D-9.

                   20.  Attached hereto as Exhibit S is a true copy of ITT

              Corporation's offer to purchase $2,000,000,000 of its notes and debentures, dated August 11, 1997.

                   21.  Attached hereto as Exhibit T is a true copy of ITT

              Corporation's offer to purchase up to 30,000,000 shares of ITT common stock at $70 cash per share, as filed by ITT Corporation with the Securities and Exchange Commission as an exhibit to the Schedule 13E-4 dated July 17, 1997.

                   22.  Attached hereto as Exhibit U is a true copy of ITT

              Corporation's Form 10-Q, as filed with the Securities and Ex-

              change Commission on August 14, 1997.


                   23.  Attached hereto as Exhibit V is a true copy of a

              transcript generated by my law firm's support staff of a July

              16, 1997 telephonic conference call at which senior managers of

              ITT Corporation presented the so-called "Comprehensive Plan" to the investment community.

                   24.  Attached hereto as Exhibit W is a true copy of

              written materials prepared by ITT Corporation entitled, "ITT

              Investor Presentation, July 16, 1997."

                   25.  Attached hereto as Exhibit X is a table generated by

              Bloomberg, L.P. reflecting the stock prices for ITT Corporation shares for the period June 23 to August 18, 1997.

                   26.  Attached hereto as Exhibit Y is a true copy of a

              supplement to HLT Corporation's offer to purchase shares of ITT common stock, dated August 7, 1997.

                   27.  Attached hereto as Exhibit Z is a true copy of an

              article entitled "ITT Shareholders Itching For Vote," by Jon

              Elsen, which appeared in The New York Post on August 13, 1997.

                   28.  Attached hereto as Exhibit AA is a true copy of a

              press release entitled "ITT Board Rejects Hilton's Offer As

              Inadequate," as issued by ITT Corporation on August 14, 1997.

                   29.  Attached hereto as Exhibit BB is a true copy of ex-

              cerpted pages 11 through 19 of the Minutes of the Nevada State

              Legislature, Assembly Committee on Judiciary, dated May 21,

              1991.

                   30.  Attached hereto as Exhibit CC is a true copy of ex-

              cerpted pages 1 through 10 of the Prepared Testimony of John P.

              Fowler In Support Of AB 655, the Corporate Law Bill, dated May

              7, 1991.

                   31.  Attached hereto as Exhibit DD is a true copy of the

              Certificate of Amendment of the Articles of Incorporation of

              ITT Destinations, Inc. (now called ITT Corporation), and

              Certificates of Restated Articles of Incorporation of ITT

              Destinations, Inc., as filed with the Secretary of State of the

              State of Nevada.

                   32.  Attached hereto as Exhibit EE is a true copy of the

              Amended and Restated


              By-Laws of ITT Corporation, as amended through July 23, 1996.






                                            /s/ Bernard W. Nussbaum
                                            Bernard W. Nussbaum


              Sworn to before me

              this 24th day of August, 1997.



                 /s/ Jane Ricca
                        Notary Public








                                      EXHIBITS OMITTED




                                            -7-